Exhibit 10.4

Execution Copy

REVOLVING CREDIT AGREEMENT

Dated as of July 13, 2010

among

POSTMEDIA NETWORK INC.,

as the Borrower,

POSTMEDIA NETWORK CANADA CORP.,

as Holdings

THE SUBSIDIARY GUARANTORS PARTY HERETO,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent, Collateral Agent, Co-Syndication Agent, Joint Collateral Agent and

Paying Agent,

JPMORGAN CHASE BANK, N.A.,

as

Co-Syndication Agent,

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA,

as

Joint Collateral Agent and Co-Documentation Agent,

ROYAL BANK OF CANADA,

as Co-Documentation Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

MORGAN STANLEY SENIOR FUNDING, INC.,

and

J.P. MORGAN SECURITIES INC.

as

Joint Lead Arrangers and Joint Bookrunners

i

ARTICLE IV
CONDITIONS PRECEDENT

4.01	Closing Date	63
4.02	Each Credit Event	68
ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws	68
5.02	Authorization; No Contravention	68
5.03	Governmental Authorization; Other Consents	69
5.04	Binding Effect	69
5.05	Financial Statements	69
5.06	Litigation	70
5.07	No Default	70
5.08	Ownership of Property; Liens; Intellectual Property	70
5.09	Environmental Compliance	70
5.10	Taxes	70
5.11	Pension Plans	71
5.12	Subsidiaries	72
5.13	Margin Regulations; Investment Company Act	72
5.14	Disclosure	72
5.15	Compliance with Laws	72
5.16	Court Approval	72
5.17	Solvency	73
5.18	Security Agreement	73
ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Financial Statements	73
6.02	Certificates; Borrowing Base Certificate; Other Information	74
6.03	Notices	76
6.04	Payment of Obligations	77
6.05	Preservation of Existence, Etc.	77
6.06	Maintenance of Properties	77
6.07	Maintenance of Insurance	77
6.08	Compliance with Laws	77
6.09	Books and Records	77
6.10	Inspection Rights	78
6.11	Covenant to Guarantee Obligations and Give Security	78

6.12	Maintenance of Ratings	79
6.13	Use of Proceeds	79
6.14	Post-Closing Actions	79
6.15	Field Examinations	79
6.16	Control Agreements	80
ARTICLE VII
NEGATIVE COVENANTS

7.01	Liens	80
7.02	Indebtedness	83
7.03	Fundamental Changes, Dispositions	86
7.04	Change in Nature of Business	87
7.05	Transactions with Affiliates	87
7.06	Holdings	87
7.07	Aggregate Availability	87
7.08	Burdensome Agreements	87
7.09	Restricted Payments	88
7.10	Investments	89
7.11	Amendments of Organization Documents and Indebtedness Agreements	91
7.12	Accounting Changes	92
7.13	Sale and Leaseback Transactions	92
7.14	Swap Contracts	92
7.15	Capital Expenditures	92
7.16	Pension Plan Compliance	92
7.17	Canadian Status	93
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	93
8.02	Remedies Upon Event of Default	95
8.03	Application of Funds	96
ARTICLE IX
THE ADMINISTRATIVE AGENT; PAYING AGENT; JOINT COLLATERAL AGENTS; OTHER AGENTS

9.01	Appointment and Authority	97
9.02	Rights as a Lender	97
9.03	Exculpatory Provisions	97
9.04	Reliance by Administrative Agent, the Paying Agent, the Collateral Agent and the Joint Collateral Agents	98
9.05	Delegation of Duties	98

9.06	Resignation of Administrative Agent, Paying Agent or Collateral Agent	99
9.07	Notice of Default	99
9.08	Non-Reliance on Administrative Agent, Paying Agent, Collateral Agent and Other Lenders	100
9.09	Indemnification	100
9.10	No Other Duties, Etc.	100
9.11	Administrative Agent May File Proofs of Claim	101
9.12	Collateral and Guaranty Matters	101
9.13	Authorization for Intercreditor Agreement	102
9.14	Quebec Security	102
9.15	The Joint Collateral Agents	103
ARTICLE X
MISCELLANEOUS

10.01	Amendments, Etc.	104
10.02	Notices; Effectiveness; Electronic Communications	106
10.03	No Waiver; Cumulative Remedies	108
10.04	Expenses; Indemnity; Damage Waiver	109
10.05	Payments Set Aside	110
10.06	Successors and Assigns	111
10.07	Treatment of Certain Information; Confidentiality	114
10.08	Right of Set-off	115
10.09	Interest Rate Limitation	115
10.10	Counterparts; Integration; Effectiveness	115
10.11	Survival of Representations and Warranties	115
10.12	Severability	116
10.13	Replacement of Lenders	116
10.14	Governing Law; Jurisdiction; Etc.	116
10.15	Waiver of Jury Trial	117
10.16	No Advisory or Fiduciary Responsibility	118
10.17	USA PATRIOT Act Notice	118
10.18	Anti-Money Laundering Legislation	118
10.19	Intercreditor Arrangements	119
ARTICLE XI
GUARANTY

11.01	Guaranty	119
11.02	Guaranty of Payment	120
11.03	No Discharge or Diminishment of Guaranty	120
11.04	Defenses Waived	120

11.05	Rights of Subrogation	121
11.06	Reinstatement; Stay of Acceleration	121
11.07	Information	121
11.08	Maximum Liability	121
11.09	Contribution	122
11.10	Liability Cumulative	122

v

SCHEDULES

2.01	Commitments and Applicable Percentages
5.06	Litigation
5.08	Properties
5.09	Environmental Claims
5.11	Pension Plans
5.12	Subsidiaries
6.14	Post-Closing Actions
7.01	Liens
7.02	Indebtedness
7.05	Permitted Affiliate Transactions
7.08	Burdensome Agreements
7.10	Investments
10.02	Paying Agent’s Office, Certain Addresses for Notices

EXHIBITS
Form of

A	ABL Intercreditor Agreement
B	Assignment and Assumption
C	Compliance Certificate
D	Loan Borrowing Notice
E	Loan Conversion Notice
F	Note
G	Security Agreement
H-1	Opinion of Latham & Watkins LLP
H-2	Opinion of Davies Ward Phillips & Vineberg LLP
H-3	Opinion of Blake, Cassels & Graydon LLP
I	Borrowing Base Certificate
J	Joinder Agreement

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT (this “Agreement”) is entered into as of July 13, 2010, among POSTMEDIA NETWORK INC., a Canada Business Corporations Act corporation (the “Borrower”), POSTMEDIA NETWORK CANADA CORP., a Canada Business Corporations Act corporation (“Holdings”), the Subsidiary Guarantors from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, Collateral Agent, Co-Syndication Agent, Joint Collateral Agent and Paying Agent, JPMORGAN CHASE BANK, N.A., as Co-Syndication Agent, WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as Joint Collateral Agent and Co-Documentation Agent and ROYAL BANK OF CANADA, as Co-Documentation Agent, with MORGAN STANLEY SENIOR FUNDING, INC. and J.P. MORGAN SECURITIES INC., as Joint Lead Arrangers and Joint Bookrunners.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Intercreditor Agreement” means the Intercreditor Agreement, substantially in the form of Exhibit A, between the Collateral Agent on behalf of the Secured Parties, the Term Loan Collateral Agent under the Term Loan Credit Agreement on behalf of the secured parties thereunder, and the trustee under the Senior Secured Notes Documentation on behalf of the holders of the Senior Secured Notes, as in effect on the date hereof, and as amended, modified, restated or supplemented from time to time.

“ABL Priority Collateral” has the meaning specified in the ABL Intercreditor Agreement.

“Account” has the meaning specified in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquired Assets” means certain assets and property relating to the business of the Seller to be acquired by the Borrower pursuant to the Acquisition as set forth in the Acquisition Agreement.

“Acquisition” means the acquisition of certain assets and property of the Seller by the Borrower pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement” means, collectively, the Asset Purchase Agreement dated as of May 10, 2010 among Holdings, CW Acquisition Limited Partnership and the Seller, all schedules, exhibits and annexes thereto and all side letters and agreements entered in connection therewith, as amended by the assignment and amendment agreement dated June 10, 2010 among Holdings, CW Acquisition Limited Partnership, the Borrower and the Seller.

“Additional Available Amount” means, on any date of measurement:

(a) the amount of Cumulative Excess Cash Flow on such date; plus

(b) the cumulative amount of proceeds (including cash and the fair market value of property other than cash) received by the Borrower since the Closing Date as a contribution to its equity capital or from the issue of Equity Interests of Holdings; plus

(c) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) received by the Loan Parties or any Subsidiary in respect of any Investments made pursuant to Section 7.10(r)(ii); minus

(d) the amount of Additional Available Amounts used to fund Restricted Payments pursuant to Section 7.09(i) and Investments pursuant to Section 7.10(r)(ii).

“Adjusted EBITDA” means the Consolidated EBITDA, which, for purposes of this definition only, shall refer to the pro forma Consolidated EBITDA of the Borrower and the Acquired Assets for the twelve-month period ended on the date of the most recent available quarterly financial statements of Canwest Limited Partnership prior to the Closing Date, subject to adjustments permitted by Regulation S-X promulgated under the U.S. Securities Exchange Act of 1934, as amended, and such other adjustments as the Arrangers reasonably determine reflect the pro forma financial condition of the Borrower. For purposes of calculating Adjusted EBITDA, the Dollar shall be translated into Canadian Dollars on the basis of the noon buying rate in New York City for cable transfers of Canadian Dollars as certified for customs purposes by the Federal Reserve of New York on April 30, 2010, which was US$1=$1.0169.

“Adjusted Eligible Accounts” means, at any time, the Eligible Accounts at such time minus the Dilution Reserve at such time.

“Administrative Agent” means Morgan Stanley Senior Funding, Inc. or any of its offices and affiliates in its capacity as administrative agent under any of the Loan Documents, and any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire to be completed by each Lender prior to such Lender making or acquiring any Loan in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to (i) vote 20% or more of the votes entitled to be cast by all securities having ordinary voting power for the election of directors (or persons performing similar functions) or (ii) direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Account Debtor” means, with respect to any Account Debtor and solely to the extent that any Loan Party has knowledge of such ownership, another Person (a) that directly, or indirectly through one or more intermediaries, owns 25% or more of the voting Equity Interests of such Account Debtor or (b) of which 25% or more of the voting Equity Interests of such Person is directly, or indirectly through one or more intermediaries, owned by such Account Debtor or by any Person described in clause (a) of this definition.

“Affiliated Lender” means (a) any Lender that is Holdings or any Subsidiary of Holdings or (b) any Lender (other than any Lender that is a Lender on the Closing Date) that owns, or has any Affiliate that owns, directly or indirectly, beneficially or of record, Equity Interests representing, individually or in the aggregate with any such Affiliates, either (i) 15% or more of the aggregate economic interests represented by all of the Equity Interests of Holdings or any Parent of Holdings or (ii) the power to vote 20% or more of the votes entitled to be cast by all securities of Holdings or any Parent of Holdings having ordinary voting power for the election of directors (or persons performing similar functions).

“Agents” means, individually and collectively, each of the Administrative Agent, the Collateral Agent, the Joint Collateral Agents, the Paying Agent and (solely with respect to Section 10.04) the Co-Syndication Agents and Co-Documentation Agents.

“Aggregate Availability” means, at any time, an amount equal to (a) the lesser of (i) the aggregate Revolving Commitments of all Lenders and (ii) the Borrowing Base, in each case at such time, minus (b) the aggregate Revolving Exposure of all Lenders at such time.

“Aggregate Credit Exposure” means, at any time, the sum of the Revolving Exposures of all the Lenders.

“Agreement” means this Revolving Credit Agreement as the same may be amended, restated, amended and restated, renewed, replaced, extended, refinanced, supplemented or otherwise modified from time to time.

“Applicable Commitment Fee Rate” means, for any day, with respect to the commitment fees payable hereunder, (a) 1.00% per annum until the completion of two full fiscal quarters after the Closing Date and (b) thereafter, the applicable rate per annum set forth below, based upon the daily average Commitment Utilization Percentage during the most recent fiscal quarter of the Borrower:

Level	Commitment Utilization Percentage	Applicable Commitment Fee Rate
I	>50%	0.75%
II	≤50%	1.00%

For purposes of the foregoing, the Applicable Commitment Fee Rate shall be determined as of the end of each fiscal month of the Borrower; provided that the Commitment Utilization Percentage shall be deemed to be in Level II (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 6.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Commitments of all Lenders, provided that for purposes of Section 2.14 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the aggregate Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment), as applicable, represented by such Lender’s Revolving Commitment. If, however, the Revolving Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such Lender’s share of the Aggregate Credit Exposure at such time, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day with respect to any Canadian Prime Rate Loan or CDOR Rate Loan, as the case may be, the applicable rate per annum set forth below under the caption “Canadian Prime Rate Spread” or “CDOR Spread”, as the case may be, based upon the Average Availability; provided that until the completion of two full fiscal quarters after the Closing Date, the Applicable Rate for each CDOR Rate Loan and Canadian Prime Rate Loan shall be 3.75% and 2.75%, respectively:

Level	Average Availability	CDOR Rate Spread	Canadian Prime Rate Spread
I	>$30,000,000	3.50%	2.50%
II	≤$30,000,000	3.75%	2.75%

For purposes of the foregoing, the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrowing Base Certificate that is delivered from time to time pursuant to Section 6.02, provided that the Average Availability shall be deemed to be in Level II (a) at any time that an Event of Default has occurred and is continuing or (b) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver any Borrowing Base Certificate that is required to be delivered by them pursuant to Section 6.02, during the period from the expiration of the time for delivery thereof until each such Borrowing Base Certificate is so delivered; provided further that if any Borrowing Base Certificate is at any time restated or otherwise revised or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Rate would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means each of Morgan Stanley Senior Funding, Inc. and J.P. Morgan Securities Inc. in its capacity as joint lead arranger and joint bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Paying Agent, in substantially the form of Exhibit B or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Canwest Limited Partnership for the fiscal years ended August 31, 2007, August 31, 2008, and August 31, 2009, and the related consolidated statements of earnings (loss), comprehensive income (loss), partners’ deficiency and cash flows for such fiscal years of Canwest Limited Partnership, including the notes thereto.

“Availability Period” means the period from and including the Business Day immediately following the Closing Date to but excluding the Maturity Date.

“Available Commitment” means, at any time, the aggregate amount of the Revolving Commitments of all Lenders then in effect minus the aggregate Revolving Exposure of all Lenders at such time.

“Available Investment Basket Amount” means $25,000,000, less the cumulative amount used (measured from and after the Closing Date) to make Investments constituting acquisitions under Section 7.10(g), and less the cumulative amount (net of any return of capital) (measured from and after the Closing Date) used to make Investments under Section 7.10(r)(i).

“Average Availability” means, as of any day, the average Aggregate Availability for the 90 day period ending as of such day.

“Banking Services Provider” means the “Banking Services Provider” under and as defined in the Term Loan Credit Agreement.

“Banking Services Obligations” means the “Banking Services Obligations” under and as defined in the Term Loan Credit Agreement.

“Board of Directors” means the board of directors (or similar governing body) of Holdings.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of CDOR Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01 or 2.07, (b) a Swingline Loan and (c) a Protective Advance.

“Borrowing Base” means, at any time, an amount equal to (a) 85% of the Adjusted Eligible Accounts at such time less (b) without duplication, the amount of any Reserves (including Reserves for Prior Claims) established at such time. The Borrowing Base shall be determined by reference to the Borrowing Base Certificate most recently delivered to the Joint Collateral Agents pursuant to Section 6.02, subject to adjustments made by the Joint Collateral Agents in their Permitted Discretion to address any events or conditions occurring or existing on or after the date with respect to which such Borrowing Base Certificate relates.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Responsible Officer of the Borrower, in substantially the form of Exhibit I or another form which is reasonably acceptable to each of the Joint Collateral Agents and the Borrower.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Paying Agent’s Office is located. “Business Day” shall also exclude any day on which Canadian chartered banks in Toronto, Ontario, Canada, are required or authorized by law to remain closed.

“Canadian Dollars” or “$” (without further designation) means the lawful money of Canada.

“Canadian Prime Rate” means for any day, the greater of (a) a rate per annum determined by the Paying Agent equal to the greater of (x) the Reference Rate in effect on such date and (y) the 30-day CDOR Rate in effect on such date plus 1% and (b) 1.5% per annum. Any change in the Canadian Prime

Rate due to a change in the Reference Rate or the CDOR Rate shall be effective from and including the effective date of such change in the Reference Rate or CDOR Rate, respectively.

“Canadian Prime Rate Loan” means a Loan that bears interest based on the Canadian Prime Rate.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure by such Person in respect of the purchase or other acquisition of any fixed or capital asset made with Internally Generated Cash (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of Holdings and its Subsidiaries; provided that Capital Expenditures shall not include any expenditures:

(a) for replacements substitutions, restorations or repairs of assets or equipment to the extent financed with (i) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired, (ii) damage recovery proceeds or (iii) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced;

(b) the purchase price of assets or equipment that is purchased simultaneously with the trade-in of existing assets or equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time;

(c) made in connection with or to fund the purchase price in a Permitted Acquisition or Investment;

(d) that constitute any part of consolidated lease expense or for leasehold improvements; and

(e) expenditures that are accounted for as capital expenditures and are paid for by (or directly or indirectly reimbursed by) a third party.

“Capital Expenditure Carryover Amount” has the meaning specified in Section 7.15.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof (attributable to principal) determined in accordance with GAAP.

“Cash Dominion Period” means (a) each period beginning on the date on which Aggregate Availability shall have been less than $17,500,000 for any day and ending on the first date thereafter on which Aggregate Availability shall have been at least $17,500,000 for 30 consecutive calendar days and (b) each period when an Event of Default shall have occurred and be continuing; provided, however, that a Cash Dominion Period may be discontinued no more than twice in any period of 12 consecutive months.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) Canadian Dollars, Dollars, or in the case of any Foreign Subsidiary, such currencies held by it from time to time in the ordinary course of business;

(b) securities issued or directly and fully guaranteed or insured by the United States Government or Canada or any agency or instrumentality of the United States of America or Canada (provided that the full faith and credit of the United States of America or Canada, as applicable, is pledged in support thereof);

(c) marketable general obligations issued by any state of the United States of America or any province or territory of Canada or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of either “A” or better from S&P, “A2” or better from Moody’s or “A” or better from DBRS;

(d) certificates of deposit, demand deposits, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank or Canadian chartered bank (x) the long-term debt of which is rated at the time of acquisition thereof at least “A” (or the equivalent thereof) by S&P, “A2” (or the equivalent thereof) by Moody’s or “A” by DBRS or (y) the short term commercial paper of such commercial bank or its parent company or Canadian chartered bank is rated at the time of acquisition thereof at least “A-1” (or the equivalent thereof) by S&P, “P-1” (or the equivalent thereof) by Moody’s or R-1 (middle) by DBRS, and having combined capital and surplus in excess of $1,000,000,000;

(e) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b), (c) and (d) above, entered into with any bank meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at the time of acquisition thereof at least “A-1” (or the equivalent thereof) by S&P, “P-1” (or the equivalent thereof) by Moody’s or R-1 (middle) by DBRS, or carrying an equivalent rating by a nationally recognized statistical rating organization, if any of such Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(g) instruments equivalent to those referred to in clauses (a) through (f) above denominated in euros or any foreign currency comparable in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in any jurisdiction outside the United States or Canada to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(h) interests in any investment company or money market fund that invests 95% or more of its assets in instruments of the type specified in clauses (a) through (g) above;

(i) money market funds that (i) comply with the criteria set forth in Rule 2A 7 of the Investment Company Act of 1940, as amended, (ii) are rated at the time of acquisition thereof “AAA” by S&P , “Aaa” by Moody’s or “AAA” by DBRS and (iii) have portfolio assets of at least $5.0 billion; and

(j) in the case of any Foreign Subsidiary, high quality short-term investments which are customarily used for cash management purposes in any country in which such Foreign Subsidiary operates.

“CCAA Court” has the meaning specified in Section 4.01(j).

“CCAA Plan” has the meaning specified in Section 4.01(j).

“CDOR Rate” means, for the relevant Interest Period, the greater of (a) 1.0% per annum and (b) (x) in the case of any Canadian Tranche Lender that is listed in Schedule I of the Bank Act (Canada), the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m., Toronto local time, on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Paying Agent after 10:00 a.m., Toronto local time, to reflect any error in the posted rate of interest or in the posted average annual rate of interest) and (y) in the case of any Canadian Tranche Lender that is not a Schedule I bank under the Bank Act, the lesser of the (i) the arithmetic average of the actual discount rates for such bankers’ acceptances for such Interest Period quoted by the Canadian Tranche Lenders who are not listed in Schedule I of the Bank Act (Canada) as of 10:00 a.m., Toronto local time and (ii) the discount rate determined under clause (x) above plus 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the average of the rates for the applicable Interest Period as of 10:00 a.m., Toronto local time, on such day for Canadian Dollars bankers’ acceptances quoted by the banks listed on Schedule I of the Bank Act (Canada); or if such day is not a Business Day, then the immediately preceding Business Day.

“CDOR Rate Loan” means a Loan that bears interest at a rate based on the CDOR Rate.

“Change of Control” shall have occurred if:

(a) any person or group (within the meaning of Rules 13d-3 and 13d-5 under the U.S. Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership or control of Equity Interests of Holdings representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings; or

(b) the majority of the seats (other than vacant seats) on the Board of Directors cease to be occupied by Persons who either (i) were members of the Board of Directors on the Closing Date or (ii) were nominated for election by the Board of Directors, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or

(c) Holdings shall cease to beneficially own, directly or indirectly, 100% of the Equity Interests of the Borrower; or

(d) any “Change of Control” in the Senior Secured Note Documents or in the Term Loan Credit Agreement shall have occurred and such Indebtedness is then outstanding.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances.

“Closing Date” means the date on which each of the conditions set forth in Section 4.01 and 4.02 is satisfied (or waived in accordance with the terms of this Agreement), which date shall not be later than July 15, 2010.

“Co-Documentation Agents” means, individually and collectively, Wells Fargo Capital Finance Corporation Canada and Royal Bank of Canada, each in its capacity as co-documentation agent.

“Co-Syndication Agents” means, individually and collectively, Morgan Stanley Senior Funding, Inc. and JPMorgan Chase Bank, N.A., each in its capacity as co-syndication agent.

“Collateral” means any and all property and rights owned, leased, subleased, licensed or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Collateral Documents.

“Collateral Agent” means Morgan Stanley Senior Funding, Inc. or any of its offices and affiliates in its capacity as collateral agent under any of the Loan Documents, and any successor collateral agent.

“Collateral Documents” means, collectively, the Mortgages, the Security Agreement, each of the collateral assignments, Joinder Agreements, Security Agreement joinders, security agreements, pledge agreements, mortgages, debentures, assignments of rent, control agreements or other similar agreements delivered to the Administrative Agent or Collateral Agent pursuant to Section 6.11, and each of the other agreements, instruments or documents under which a Lien is granted in favor of the Collateral Agent as security for the payment and performance of the Obligations in whole or in part.

“Collection Account” has the meaning specified in the Security Agreement.

“Commitment” means (a) with respect to each Lender, such Lender’s Revolving Commitment and (b) with respect to the Swingline Lender, its commitment to make Swingline Loans. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Utilization Percentage” means, on any date, the percentage equivalent to a fraction (a) the numerator of which is the Aggregate Credit Exposure and (b) the denominator of which is the aggregate Revolving Commitments.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, an amount equal to: (a) Consolidated Net Income for such period, plus (b) the following to the extent deducted (or in the case of clause (ix) below, for which pro forma effect may be given) in calculating such Consolidated Net Income for such period: (i) Consolidated Interest Charges, (ii) the provision for federal, provincial, state, local and foreign income taxes (including any franchise taxes imposed in lieu of income taxes and any income taxes that would be payable if the entity were to become a taxable entity for purposes of federal, provincial, state or local income taxes and any single business tax), (iii) the amount of depreciation and amortization expense, (iv) the amount of equity-based compensation expense (to the extent paid in equity and not in cash), (v) all non-cash restructuring charges, (vi) all cash restructuring charges for such period, up to an aggregate amount of $60,000,000 for the period from the Closing Date through August 31, 2011, and, without duplication, up to an aggregate amount of $20,000,000 for any fiscal year thereafter, (vii) other non-recurring, unusual or extraordinary charges, non-cash charges and non-cash losses, (viii) all charges and losses in connection with the extinguishment of debt (including letters of credit and hedging arrangements) and (ix) the amount of cost savings, operating expense reductions and synergies projected by Holdings in good faith to be realized as a result of specified actions taken or with respect to which substantial steps have been taken by Holdings and its Subsidiaries or, with respect to the Acquired Assets, by the Seller, prior to the Closing Date

(calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by a Responsible Officer of Holdings or the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02(a), certifying that such cost savings, operating expense reductions and synergies are reasonably expected and factually supportable in the good faith judgment of Holdings or the Borrower, (B) the aggregate amount of cost savings, operating expense reductions and projected synergies added pursuant to this clause (ix) does not exceed $10,000,000 for such period, (C) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, and (D) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (ix) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies, minus (c) the following to the extent increasing Consolidated Net Income for such period: (i) all other non-recurring, unusual or extraordinary items, non-cash items and all non-cash gains and (iii) all gains associated with the extinguishment of debt (including letters of credit and hedging arrangements). Notwithstanding the foregoing, for all purposes of this Agreement, (x) Consolidated EBITDA (without giving effect to the adjustments set forth in clause (ix) of the definition thereof) for the fiscal quarters ended November 30, 2009 and February 28, 2010 shall deemed to be $69,400,000 and $40,800,000, respectively, (y) the adjustments set forth in clause (ix) of the definition of “Consolidated EBITDA” shall be deemed to be $5,300,000 as of May 31, 2010 and (z) Consolidated EBITDA for the fiscal quarter ended May 31, 2010 shall be deemed of Holdings and its Subsidiaries on a Pro Forma Basis (reflecting the EBITDA of Canwest Limited Partnership and National Post on a combined basis).

“Consolidated Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis determined in accordance with GAAP, but without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all obligations arising under letters of credit (including standby), bankers’ acceptances, bank guaranties, surety bonds and other instruments, (d) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (e) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than Holdings or any Subsidiary, and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or other similar entity that does not provide for pass-through liability) in which Holdings or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Holdings or such Subsidiary.

“Consolidated Interest Charges” means, for any period, the interest expense of Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including but not limited to the portion of any payments or accruals with respect to Capital Lease Obligations that are allocable to interest expense, excluding (a) any write-offs of capitalized fees under this Agreement and all amendments hereto and (b) all non-cash charges for the amortization of original issue discount and other financing charges with respect to Indebtedness incurred by Holdings and its Subsidiaries from time to time (including the Loans, the ABL Revolving Loans and the Senior Secured Notes).

“Consolidated Net Income” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, (a) the net income of Holdings and its Subsidiaries for that period, minus (b) the sum of (i) the income (or loss) of any Person in which any other Person (other than Holdings and its

Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings or any of its Subsidiaries or that such Person’s assets are acquired by Holdings or any of its Subsidiaries, (iii) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary and (iv) the cumulative effect of any change in accounting principles to the extent such change has the effect of reducing Consolidated Net Income for such period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Cumulative Excess Cash Flow” has the meaning specified in the Term Loan Credit Agreement on the Closing Date.

“DBRS” means DBRS Ltd. and any successor thereto.

“Debtor Relief Laws” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Loan, the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) with respect to any other amount, an interest rate equal to (i) the Canadian Prime Rate plus (ii) the Applicable Rate, if any, applicable to Canadian Prime Rate Loans plus (iii) 2% per annum.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent in its reasonable discretion, that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit, Protective Advance or Swingline Loan, within three Business Days of the date on which it shall have been required to fund the same, unless the subject of a good faith dispute between the Borrower and such Lender, (b) notified the Borrower, the Administrative Agent, the Paying Agent, any Issuing Bank, the Swingline Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute between the Borrower and such Lender) and participations in then outstanding Letters of Credit, Swingline Loans and Protective Advances; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent, Paying Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (e) the Borrower, the Administrative Agent, the Paying Agent, the Swingline Lender and each Issuing Bank shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority.

“Deposit Account Control Agreement” has the meaning specified in the Security Agreement.

“Dilution Factors” means, without duplication of any reduction to the balance of any Account, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits (including all volume discounts, trade discounts and rebates) that are recorded to reduce Accounts of the Loan Parties in a manner consistent with current and historical accounting practices of the Loan Parties, in each case, as determined by the Joint Collateral Agents in their Permitted Discretion.

“Dilution Ratio” means, at any time, the amount (expressed as a percentage), calculated in connection with the delivery of the Borrowing Base Certificate for the calendar month most recently ended, equal to (a) the aggregate amount of the applicable Dilution Factors in respect of the Accounts of the Loan Parties for the twelve-calendar-month period ended as of the last day of such calendar month divided by (b) total gross invoices of the Loan Parties for such twelve-calendar-month period.

“Dilution Reserve” means, at any time, the product of (a) the excess of (i) the applicable Dilution Ratio at such time over (ii) 5.00%, multiplied by (b) the aggregate amount of Eligible Accounts at such time.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for scheduled payments or dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date, except, in the case of clauses (a) and (b) above, if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations hereunder.

“Dollars” or “US$” means the lawful money of the United States.

“Dollar Equivalent” means, with respect to an amount of Canadian Dollars, on any date, the amount of Dollars that may be purchased with such amount of Canadian Dollars at the Exchange Rate in effect on such date.

“Early Retirement” means, with respect to all or a portion of any Loan Party’s Indebtedness for borrowed money, any voluntary prepayment, purchase, repurchase, redemption, retirement, defeasance, acquisition or cancellation of such Indebtedness, or making any sinking fund or similar deposit with respect thereto, prior to the stated maturity date of such Indebtedness, other than if made with or in exchange for Equity Interests or other Indebtedness that is subordinated in right of payment to the Obligations on terms that are reasonably acceptable to the Administrative Agent (or with the proceeds of any of the foregoing).

“Eligible Accounts” means, at any time, the Accounts of the Loan Parties, but excluding any Account:

(a) that is not subject to a first-priority perfected security interest in favor of the Collateral Agent for the benefit of the Secured Parties, subject only to inchoate Liens permitted under Section 7.01(d) that are created by operation of law and have priority by operation of law;

(b) that is subject to any Lien other than (i) a Lien in favor of the Collateral Agent for the benefit of the Secured Parties and (ii) a Lien permitted under Section 7.01 (other than clauses (b), (c), (o), (r), (u), (w) or (ff) thereof) that does not have priority over the Lien in favor of the Collateral Agent for the benefit of the Secured Parties;

(c) (i) with respect to which the scheduled due date is more than 60 days after the original invoice date, (ii) is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date, or (iii) which has been written off the books of the applicable Loan Party or otherwise designated as uncollectible (in determining the aggregate unpaid amount owing from each Account Debtor with respect to Accounts that are unpaid either more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date, such aggregate amount shall not be reduced to give effect to any credits extended by, or amounts owing from, the Loan Parties to such Account Debtor);

(d) that is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliated Account Debtors are ineligible under clause (c) of this definition;

(e) that is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliated Account Debtors to all Loan Parties exceeds (i) if the corporate credit rating of such Account Debtor is BBB- or higher by S&P and the corporate family rating of such Account Debtor is Baa3 or higher by Moody’s, 20% of the aggregate amount of all Eligible Accounts at such time or (ii) if the corporate credit rating and the corporate family rating of such Account Debtor are otherwise (or if such Account Debtor does not have a corporate credit rating or a corporate family rating from S&P and Moody’s, respectively), 10% of the aggregate amount of all Eligible Accounts at such time;

(f) with respect to which any covenant, representation, or warranty contained in any Loan Document has been breached or is not true;

(g) that (i) does not arise from corporate advertising sales in the applicable Loan Party’s ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent that has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped or delivered to the Account Debtor (or its designee) or for which the services giving rise to such Account have not been performed by any Loan Party or if such Account was invoiced more than once, provided that any Account for which the invoice has been corrected due to billing errors and resent to the applicable Account Debtor shall not be deemed to have been invoiced more than once for purposes of this clause (h);

(i) with respect to which any check or other instrument of payment therefor has been returned uncollected for any reason;

(j) that is owed by an Account Debtor that has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable, to pay its debts as they become due, (v) become insolvent or (vi) ceased operation of its business;

(k) that is owed by any Account Debtor that has sold all or substantially all of its assets (it being understood, for purposes of clarity, that any Account that is transferred to the purchaser of all or substantially all of an Account Debtor’s assets in connection with any such sale shall be an Account owed by such purchaser and shall not be deemed to be ineligible as a result of the application of this clause (k));

(l) that is owed by an Account Debtor that (i) does not maintain its chief executive office in the U.S. or any state thereof or the District of Columbia or Canada or any province thereof, (ii) is not otherwise a resident of the U.S. or any state thereof of the District of Columbia or Canada or any province thereof and (iii) is not organized under the applicable law of the U.S. or any state thereof or the District of Columbia or Canada or any province thereof, in each case unless such Account is backed by a letter of credit, bankers acceptance or other credit support that is acceptable to the Administrative Agent and that is in the possession of, has been assigned to and is drawable directly by the Administrative Agent;

(m) that is owed in any currency other than U.S. Dollars or Canadian Dollars;

(n) that is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. or Canada unless such Account is backed by a letter of credit, bankers acceptance or other credit support that is reasonably acceptable to the Administrative Agent and that is in the possession of, has been assigned to and is drawable directly by the Administrative Agent, (ii) the federal government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Collateral Agent, for the benefit of the Secured Parties, in such Account have been complied with to the Collateral Agent’s satisfaction or (iii) the federal government of Canada unless the Financial Administration Act (Canada), as amended and any other steps necessary to perfect the Lien of the Collateral Agent, for the benefit of the Secured Parties, in such Account have been complied with to the Collateral Agent’s satisfaction;

(o) that is owed by (i) any Affiliate of any Loan Party or (ii) to the extent not otherwise constituting an Affiliate of any Loan Party, any employee, officer, director or agent of any Loan Party;

(p) that is owed by an Account Debtor to which (or to whose Affiliated Account Debtor) any Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q) that is subject to any counterclaim, deduction, defense, set-off or dispute but only to the extent of any such counterclaim, deduction, defense, set-off or dispute;

(r) that is evidenced by any promissory note, chattel paper, or instrument;

(s) [reserved];

(t) with respect to which the applicable Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;

(u) that does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state, provincial or local;

(v) that is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than a Loan Party has an ownership interest in such goods, or which indicates any party other than a Loan Party as payee or remittance party;

(w) that was created on cash on delivery terms;

(x) that was acquired or originated by any Person acquired directly or indirectly Holdings or any of its Subsidiaries after the Closing Date until such time as a field exam and other diligence in respect of such Accounts reasonably satisfactory to the Joint Collateral Agents, in their Permitted Discretion, has been completed; or

(y) that the Joint Collateral Agents determine in their Permitted Discretion may not be collectible from the Account Debtor for any reason.

In determining the amount of an Eligible Account, the face amount of an Account may, in the Joint Collateral Agents’ Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account. Standards of eligibility may be made more restrictive (and such increased restrictiveness subsequently reversed in whole or in part) from time to time solely by the Joint Collateral Agents in the exercise of their Permitted Discretion.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all federal, state, provincial, local, and foreign statutes, laws (including common law), regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements, governmental restrictions or other legally enforceable requirements relating to pollution and the protection of the environment or human health and safety (to the extent related to exposure to hazardous substances).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries, directly or indirectly resulting from or based upon: (a) any violation of any Environmental Law; (b) the presence, use, treatment, discharge, emission, release or threatened release, transport or disposal of any Materials of Environmental Concern at any location, whether or not owned, leased or operated by any Loan Party or any of their respective Subsidiaries; (c) otherwise relating to obligations or liabilities under any Environmental Laws or regarding Materials of Environmental Concern; or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means the common equity contribution by the Investors to Holdings of an aggregate amount of cash of not less than $250,000,000, and the common equity contribution of such amount by Holdings to the Borrower, used to finance a portion of the Acquisition and the payment of expenses in connection with the Transactions.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. For the avoidance of doubt, (a) debt securities that are convertible into shares of capital stock (or other ownership or profit interests) shall not be considered Equity Interests and (b) warrants or purchase contracts sold as units with Indebtedness constituting Permitted Convertible Indebtedness shall not be considered Equity Interests.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Rate” means, with respect to (a) Canadian Dollars on a particular date, the rate at which such currency may be exchanged into Dollars, as set forth on such date on the applicable Reuters currency page with respect to such currency and (b) any other currency on a particular date, the rate at which such currency may be exchanged into Canadian Dollars, as set forth on such date on the applicable Reuters currency page with respect to such currency. In each case, in the event that such rate does not appear on the applicable Reuters currency page, the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be Morgan Stanley Senior Funding, Inc.’s spot rate of exchange in the London interbank or other market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time, at such date for the purchase of Dollars or Canadian Dollars, as applicable, with such alternative currency, for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiary” means:

(a) each Subsidiary that is an Immaterial Subsidiary, for so long as such Subsidiary remains an Immaterial Subsidiary;

(b) each Subsidiary that is not a wholly-owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements hereof (for so long as such Subsidiary remains a non-wholly-owned Subsidiary);

(c) each Subsidiary to the extent that (i) such Subsidiary is prohibited by any applicable Contractual Obligation or Law from guaranteeing the Obligations, (ii) any Contractual Obligation prohibits such guarantee without the consent of the other party, (iii) a guarantee of the Obligations would give any other party to a Contractual Obligation the right to terminate its obligation thereunder or (iv) a guarantee of the Obligations by such Subsidiary is reasonably expected to result in the loss of a material permit or license, in each case if such limitations, prohibitions or consents cannot be removed or obtained after using commercially reasonable efforts by the applicable Loan Party controlling such Subsidiary;

(d) each Subsidiary organized under the laws of a jurisdiction outside of Canada to the extent that the entry into the Guaranty by such Subsidiary would result in material adverse tax consequences to Holdings and its Subsidiaries, on a consolidated basis; and

(e) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent the cost of providing a guarantee is excessive in view of the benefits to be obtained by the Lenders.

“Excluded Taxes” has the meaning specified in Section 3.01(a).

“Fee Letter” means the letter agreement, dated April 30, 2010, among the Borrower and the Arrangers; provided that provisions not expressly related to the facility hereunder shall be disregarded.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States of America, any state thereof or the District of Columbia, Canada or any province or territory thereof.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in Canada, including the accounting recommendations published in the Handbook of the Canadian Institute of Chartered Accountants and such other principles as may be approved by a significant segment of the accounting profession in Canada, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state, provincial, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 11.01.

“Guarantors” means, collectively, Holdings and the Subsidiary Guarantors.

“Guaranty” means, collectively, Article XI of this Agreement together with each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“IFRS” means International Financial Reporting Standards.

“Immaterial Subsidiary” means on any date, any Subsidiary that has had less than 1% of consolidated total assets and 1% of annual consolidated revenues of Holdings and its Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 6.01(a) or (b) prior to such date, provided that (a) at such time as any such Subsidiary becomes a party to this Agreement or any other Loan Document or executes and delivers a guarantee, security agreement, mortgage or other similar agreement supporting the Obligations, such Subsidiary shall at all times thereafter not be an Immaterial Subsidiary irrespective of the value of its assets or its revenues, and (b) the aggregate assets and aggregate annual consolidated revenues of all Immaterial Subsidiaries shall at no time exceed 5% of consolidated total assets or 5% of annual consolidated revenues of Holdings and its Subsidiaries, respectively.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof;

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Lease Obligations and Synthetic Lease Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation of such Person under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of any other category of Indebtedness shall be the amount that would be reflected on the Borrower’s consolidated balance sheet, prepared in accordance with GAAP. The amount of indebtedness that is non-recourse to the obligor thereunder or to any guaranteeing person or for which recourse is limited to an identified asset shall be equal to the lesser of (i) the amount of such obligation or (ii) the fair market value of such asset.

“Indemnified Taxes” has the meaning specified in Section 3.01(a).

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Information Memorandum” means the Confidential Information Memorandum dated May 21, 2010 relating to the Loan Parties and the Transactions.

“Intercreditor Agreements” means, collectively, the ABL Intercreditor Agreement and the Notes Intercreditor Agreement.

“Interest Election Request” has the meaning specified in Section 2.07(b).

“Interest Payment Date” means, (a) as to any CDOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a CDOR Rate Loan exceeds three months, the respective dates that fall every consecutive three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Canadian Prime Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to CDOR Rate Loan, the period commencing on the date such CDOR Rate Loan is disbursed or converted to or continued as a CDOR Rate Loan and ending on the date that is approximately one, two, three or six months thereafter (or, to the extent available to all Lenders, nine or twelve months), as elected by the Borrower; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, Holdings’ or the Borrower’s internal controls over financial reporting.

“Internally Generated Cash” means, with respect to any period, any cash of Holdings or any Subsidiary generated during such period, excluding Net Cash Proceeds from a Disposition or a Recovery Event and any cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investors” means, Persons party to the amended and restated funding commitment letter dated June 9, 2010, together with their successors and assigns.

“Issuing Bank” means Morgan Stanley Bank, N.A. and each other Lender approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed) that has agreed in its sole discretion to act as an “Issuing Bank” hereunder, in each case in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity, in each case so long as such Person shall remain an Issuing Bank hereunder. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Banks” shall include any such Affiliate or working partners with respect to Letters of Credit issued by such Affiliate.

“ITA” means the Income Tax Act (Canada) and the regulations thereunder.

“Joinder Agreement” has the meaning specified in Section 6.11(a).

“Joint Collateral Agents” means, individually and collectively as the context may require, Morgan Stanley Senior Funding, Inc. and Wells Fargo Capital Finance Corporation Canada, in their respective capacities as joint collateral agents hereunder, and each of their successors and assigns in such capacity; provided that if one or more of the Joint Collateral Agents shall resign as provided in Section 9.15, reference to the Joint Collateral Agents shall refer to the Remaining Joint Collateral Agent or the Sole Successor Joint Collateral Agent, as the case may be.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requirements, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements in respect of Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender” has the meaning specified in the introductory paragraph hereto. For the avoidance of doubt, the Lenders shall include only those lenders signatory hereto as of the Closing Date and any additional lender that acquires a Loan (but not a participation therein) by means of an Assignment and Assumption in accordance with Sections 10.06(b) and (c).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Paying Agent.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit for security, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any loan made by any Lender pursuant to this Agreement, including Revolving Loans, Swingline Loans and Protective Advances.

“Loan Borrowing Notice” means a notice substantially in the form of Exhibit D.

“Loan Conversion Notice” means a notice of (a) a conversion of Loans from one Type to the other, or (b) a continuation of CDOR Rate Loans, pursuant to Section 2.07, which, if in writing, shall be substantially in the form of Exhibit E.

“Loan Documents” means this Agreement, the Collateral Documents, the ABL Intercreditor Agreement, each Note, the Guaranty and the Fee Letter.

“Loan Parties” means, collectively, the Borrower and each Guarantor that is a party to a Loan Document.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, operations, property, condition (financial or otherwise) or prospects of Holdings, its Subsidiaries and the Acquired Assets, taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the validity or enforceability of any Loan Document or the rights or benefits available to the Administrative Agent, the Collateral Agent, the Paying Agent or the Lenders thereunder.

“Material Lease” means any lease of real property to which any Loan Party is a party where the premises being leased are used or to be used for material printing operations or for the provision of material centralized services to such Loan Party’s business units and where such printing operations or centralized services cannot be readily relocated or transferred to another location owned or leased by such Loan Party and any capital leases of real property, the fair market value of the freehold interest in which is at least $1,000,000 at the time of entering into such capital lease (e.g., Edmonton Journal office building).

“Materials of Environmental Concern” means any material, substance or waste that is listed, classified or regulated as “hazardous,” “toxic” or “radioactive” under Environmental Law, including but not limited to petroleum (including crude oil or any fraction thereof), petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos and toxic molds, and any other substances regulated pursuant to or that could give rise to liability under any Environmental Law.

“Maturity Date” means July 13, 2014 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any mortgage, charge, hypothec, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, on real property (or any interest in real property) of a Loan Party, including any amendment, modification, restatement, replacement and/or supplement thereto or thereof.

“Mortgaged Properties” means those real properties listed on Schedule 5.08 which are designated as Mortgaged Properties and any real property in respect of which a Mortgage is granted pursuant to Section 6.11.

“Multi-Employer Plan” means a multi-employer pension plan as defined under the Pension Benefits Act (Ontario) or any similar multi-employer plan which is subject to pension standards legislation of another jurisdiction.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by Holdings or any of its Subsidiaries or any Recovery Event, the excess, if any, of (i) the cash received in connection with such transaction (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by Holdings or such Subsidiary in connection with such transaction (including marketing expenses, purchase price adjustments, liabilities associated with any indemnification obligations related thereto, pensions and other post-employment benefit liabilities and liabilities related to environmental matters and any reserves related thereto), (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction (or, in the case of any installment sale transaction, the amount of such taxes reasonably estimated to be actually payable over the term of such transaction) as a result of any gain recognized in connection therewith, and (D) sales, use, transfer, value-added, documentary, recording or other taxes or fees reasonably estimated to be actually payable in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclauses (C) or (D) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or Recovery Event, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b) with respect to any sale or issuance of any Equity Interest by Holdings or any Subsidiary, or the incurrence or issuance of any Indebtedness by Holdings or any Subsidiary (excluding any Indebtedness permitted to be incurred pursuant to Section 7.02), the excess of (i) the cash received in connection with such transaction over (ii) the sum of all underwriting discounts and commissions (if any) and other reasonable and customary out-of-pocket expenses, incurred by Holdings or the applicable Subsidiary in connection therewith.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit F.

“Notes Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, between the Term Loan Collateral Agent on behalf of the Term Loan Lenders and the trustee under the Senior Secured Notes Documentation on behalf of the holders of certain secured parties, as in effect on the date hereof, and as amended, modified, restated or supplemented from time to time.

“Obligations” means all advances to, and debts, liabilities and obligations of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive or constating documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“OSC” means the Ontario Securities Commission or any Governmental Authority succeeding to any of its principal functions.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Parent” means, with respect to any Person, any other Person of which the first Person is a direct or indirect Subsidiary.

“Participant” has the meaning specified in Section 10.06(d).

“Paying Agent” means Morgan Stanley Senior Funding, Inc. or any of its offices and affiliates shall be deemed to be paying agent under any of the Loan Documents and any successor paying agent.

“Paying Agent’s Office” means the Paying Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Payment Conditions” means, at any time of determination, as of such date, in respect of any contemplated transaction and after giving effect thereto on a Pro Forma Basis, that (a) no Default or Event of Default shall have occurred and be continuing, (b) no Cash Dominion Period shall be continuing and (c) Aggregate Availability shall not be less than $20,000,000.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any pension or other employee benefit plan (other than a Multi-Employer Plan but including any pension plan subject to the Pension Benefits Act (Ontario) or any other pension standards legislation, as amended from time to time (or any successor statute)) in respect of which (i) is maintained by any Loan Party, (ii) any Loan Party makes, has made or is required to make contributions in respect of its employees, or (iii) any other plan with respect to which any Loan Party has incurred or may incur liability, in respect of pension or other employee benefits, including contingent liability either to such plan or to any Person, administration or Governmental Authority.

“Permitted Acquisition” has the meaning specified in Section 7.10(g).

“Permitted Affiliate Transactions” means each of the following:

(a) indemnity provided to and customary fees paid to members of the board of directors (or similar governing body) of Holdings, its Subsidiaries or any Parent of the foregoing;

(b) (i) compensation, benefits and indemnification arrangements for officers and other employees of a Parent, Holdings and its Subsidiaries entered into in the ordinary course of business or approved by the Borrower’s Board of Directors, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity based plans and the granting of stockholder rights of registration approved by the Board of Directors; and (iii) payments or loans (or cancellation of loans) to officers, directors and employees that are approved by a majority of the Board of Directors;

(c) transactions described in Schedule 7.05;

(d) (i) any purchase by Holdings of Equity Interests of the Borrower or any contribution by Holdings to the equity capital of the Borrower and (ii) any acquisition of Equity Interests of Holdings and any contribution by any equity holder of Holdings to the equity capital of Holdings;

(e) Restricted Payments permitted by Section 7.09 and Investments permitted by Section 7.10(e); and

(f) amendments to any agreement otherwise permitted by Section 7.05 if, taken as a whole, such amendment is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect prior to such amendment or any transaction contemplated thereby.

“Permitted Convertible Indebtedness” means unsecured Indebtedness that is (a)(i) convertible into common stock of Holdings (and cash in lieu of fractional shares) and/or cash in an amount determined by reference to the price of such common stock or (ii) sold as units with warrants or purchase contracts exercisable for such common stock and/or cash in an amount determined by reference to the price of such common stock, (b) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the maturity date of the Loans (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirement of clause (c) hereof and may provide for cash payments upon conversion prior the maturity date of such Indebtedness subject to Section 7.09(i)), (c) has terms and conditions (other than interest rate and redemption premiums), taken as a whole, that are not materially less favorable to Holdings than the terms and conditions customary at the time for convertible debt securities issued in a broadly distributed offering and (d) is incurred by Holdings; provided that both immediately prior and after giving effect to the incurrence thereof, (i) no Default or Event of Default shall exist or result therefrom and (ii) Holdings shall be in compliance with Section 7.07.

“Permitted Convertible Indebtedness Option Transaction” means any purchase by Holdings or any of its Subsidiaries of a call or capped call option (or substantively equivalent derivative transaction) on the common stock of Holdings in connection with an issuance of Permitted Convertible Indebtedness (a “Permitted Bond Hedge Transaction”) and any sale by Holdings of a call option or warrant (or substantively equivalent derivative transaction) on the common stock of Holdings substantially concurrently with any such purchase (a “Permitted Warrant Transaction”); provided that the purchase price for the Permitted Bond Hedge Transaction less the proceeds of the Permitted Warrant Transaction does not exceed the net proceeds from such Permitted Convertible Indebtedness.

“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Disposition” means a Disposition, in one transaction or a series of transactions, involving:

(a) inventory sold, leased, assigned, conveyed, transferred, licensed, exchanged or disposed of in the ordinary course of business;

(b) sales, leases, assignments, conveyances, transfers, licenses, exchanges or dispositions of other assets for aggregate consideration of less than $500,000 with respect to any transaction or series of related transactions and less than $1,000,000 in the aggregate during any fiscal year of Holdings;

(c) dispositions of used, worn out or obsolete property by Borrower or any of its Subsidiaries in the ordinary course of business;

(d) (i) licenses of intellectual property in the ordinary course of business and not materially detracting from the value of the business of Holdings and its Subsidiaries taken as a whole and (ii) the abandonment or other disposition of intellectual property that is, in the reasonable good faith judgment of Borrower, no longer economically practicable to maintain or useful or desirable in the conduct of the business of the Loan Parties taken as a whole;

(e) sales of assets that are made subject to Indebtedness described in Section 7.02(g) within 270 days after the acquisition, construction, lease or improvement of the asset financed;

(f) leases of real or personal property which do not materially interfere with the business of the Loan Parties conducted at the applicable property;

(g) Restricted Payments made in compliance with Section 7.09;

(h) any disposition of property that constitutes a casualty event;

(i) dispositions, liquidations or sales of Cash Equivalents;

(j) dispositions of equipment or real property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(k) dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers or members of management or employees of Holdings and its Subsidiaries; and

(l) the sale or discount by Holdings or any of its Subsidiaries of receivables arising in the ordinary course of business or which is customary in the industry.

“Person” means any natural person, corporation, limited liability company, trust, unlimited liability company, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 6.02.

“Plan Implementation” has the meaning specified in Section 4.01(j).

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Prior Claims” means all Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior to or pari passu with the Liens created by the Collateral Documents (or interests similar thereto under applicable law), including for amounts owing for employee source deductions, vacation pay, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, Quebec corporate taxes, pension fund obligations and overdue rents.

“Pro Forma Basis” means, with respect to any test hereunder in connection with any event,

(a) in the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock after the commencement date of the period for which such calculation is being made, then such amount will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of such period;

(b) Investments (including acquisitions) that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations or acquisitions of assets, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including all related financing transactions, after the commencement date of the period for which such calculation is being made will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, provided that such adjustments are identifiable and factually supportable;

(c) the Consolidated EBITDA attributable to discontinued operations, as determined in good faith by the Borrower, and operations or businesses (and ownership interests therein) disposed of after the commencement date of the period for which such calculation is being made, will be excluded, provided that such adjustments are identifiable and factually supportable;

(d) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the calculation date had been the applicable rate for the entire period (taking into account any hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk); and

(e) with respect to any other event, such calculations shall be calculated after giving effect on a pro forma basis for the period of such calculation as if such event had happened on the first day of such period.

“Protective Advances” has the meaning specified in Section 2.04(d).

“Rating” means the Borrower’s corporate rating and the debt rating of the Loans issued by Moody’s or S&P.

“Rating Agencies” means S&P and Moody’s and, solely for purposes of the definition of “Cash Equivalents”, S&P, Moody’s and DBRS.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings or any Subsidiary.

“Reference Rate” means the rate of interest most recently publicly announced or established by the Paying Agent as its reference rate in effect for determining interest rates on Canadian Dollar denominated commercial loans made in Canada and commonly known as “prime rate”; each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Remaining Joint Collateral Agent” shall have the meaning specified in Section 9.15.

“Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the Aggregate Credit Exposures and aggregate unused Revolving Commitments at such time.

“Reserves” means any and all reserves which the Joint Collateral Agents deem necessary, in their Permitted Discretion, to reflect risks or contingencies that affect the collectability of such accounts (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, reserves for dilution of Accounts, reserves for Prior Claims, reserves for uninsured losses of any Loan Party, reserves for contingent liabilities of any Loan Party, and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment, in each case other than a dividend, distribution or payment made with Equity Interests (other than Disqualified Equity Interests) and (b) any payment constituting an Early Retirement of Indebtedness.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder and to acquire participations in Letters of Credit, Swingline Loans and Protective Advances expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, Section 10.01 or Section 10.13, or (b) reduced or increased from time to time pursuant to assignments by or to such Lender, respectively, pursuant to Section 10.06. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the total Revolving Commitments on the Closing Date is $60,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans and its Swingline Exposure at such time plus (b) its LC Exposure plus (c) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Sanction and Vesting Orders” has the meaning specified in Section 4.01(j).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale-Leaseback Asset” means any real or personal property that is initially owned by Holdings or one of its Subsidiaries and is subject or is made subject to an arrangement providing for Holdings or one of its Subsidiaries to lease such real or personal property from a Person subsequent to selling or otherwise transferring such property, directly or indirectly, to such Person.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means the collective reference to the Administrative Agent, the Collateral Agent, the Issuing Banks, the Joint Collateral Agents, the Paying Agent and the Lenders.

“Secured Swap Counterparty” means the “Secured Swap Counterparty” under as defined in the Term Loan Credit Agreement.

“Secured Swap Obligations” means the “Secured Swap Obligations” under and as defined in the Term Loan Credit Agreement.

“Security Agreement” means that certain Pledge and Security Agreement, in the form of Exhibit G, dated as of the date hereof, among the Loan Parties and the Collateral Agent, for the benefit of the Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Seller” means, collectively, Canwest Books Inc., Canwest (Canada) Inc., Canwest Limited Partnership/Canwest Société en Commandite and Canwest Publishing Inc./Publications Canwest Inc.

“Senior Secured Note Documents” means any agreement or instrument governing or evidencing the Senior Secured Notes and the Liens on collateral securing the same.

“Senior Secured Notes” means (a) the senior secured notes due 2018 in an aggregate principal amount of US$275,000,000 issued by the Borrower on the Closing Date in a public offering or in a Rule 144A or other private placement and (b) any substantially identical senior notes that are registered under the Securities Act of 1933, as amended, and issued in exchange for the senior notes described in clause (a) of this definition.

“Sole Successor Joint Collateral Agent” shall have the meaning specified in Section 9.15.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value (on a going concern basis) of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Subsidiary” means each Person that, without giving effect to the last sentence of the definition of “Subsidiary” set forth herein, would constitute an Immaterial Subsidiary; so long as Holdings and its Subsidiaries own no more than 75% of the Equity Interests of such Person (it being understood that Echo Publications Partnership constitutes a Specified Subsidiary on the Closing Date).

“Stated Maturity” means the date on which the principal amount of any Indebtedness is stated to be due and payable in the instrument governing such Indebtedness; provided that any right of the holder of such Indebtedness to require the issuer of such Indebtedness to redeem, repurchase or prepay such Indebtedness upon the occurrence of a change of control or asset sale will not be deemed to cause an earlier maturity date with respect to such Indebtedness.

“Subordination Provisions” has the meaning specified in Section 8.01(l).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings. Notwithstanding the foregoing, it is understood that, for all purposes of this Agreement and the other Loan Documents, each Specified Subsidiary shall be deemed not to be a Subsidiary of Holdings or any Subsidiary thereof.

“Subsidiary Guarantors” means each Subsidiary other than an Excluded Subsidiary that has executed this Agreement or shall be required to execute a Joinder Agreement pursuant to Section 6.11.

“Supermajority Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 66 2/3% of the Aggregate Credit Exposures and aggregate unused Revolving Commitments at such time.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the Swingline Exposure at such time.

“Swingline Lender” means Morgan Stanley Bank, N.A., in its capacity as lender of Swingline Loans hereunder; provided that in the event that Wells Fargo Capital Finance Corporation Canada becomes the Paying Agent in accordance with Section 9.06, “Swingline Lender” shall mean Wells Fargo Capital Finance Corporation Canada, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04(a).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, in the case of (a) or (b), upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all incomes, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto, including Canadian Pension Plan contributions, workers compensation premiums and employment or unemployment insurance payments.

“Term Loan” means the “U.S. Tranche Loans” and the “Canadian Tranche Loans” as defined in the Term Loan Credit Agreement in an aggregate principal amount of up to US$350,000,000 and $110,000,000 respectively.

“Term Loan Collateral Agent” has the meaning specified in the ABL Intercreditor Agreement.

“Term Loan Credit Agreement” means the Term Loan Credit Agreement, dated as of the date hereof (as such agreement may be amended, restated, supplemented, refinanced, replaced, extended or otherwise modified from time to time) among the Borrower, the various lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as administrative agent, and the other agents party thereto.

“Term Loan Documents” means the Term Loan Credit Agreement and any other agreement or instrument governing or evidencing the Term Loans and the Liens on collateral securing the same.

“Term Loan Lenders” has the meaning specified in the ABL Intercreditor Agreement.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to which they are party, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the creation and perfection of the Liens created by the Collateral Documents, (b) the consummation of the Equity Contribution, (c) the consummation of the Acquisition pursuant to the Acquisition Agreement, (d) the issuance of the Senior Secured Notes, (e) the execution and delivery of the Term Loan Documents, (f) the consummation of any other transactions in connection with the foregoing and (g) the payment of any fees and expenses incurred in connection with any of the foregoing.

“Threshold Amount” means $25,000,000.

“Title Company” means a title insurer or title insurance agent which shall be reasonably acceptable to the Administrative Agent and qualified to issue title insurance as required by the Administrative Agent.

“Type” means, with respect to a Loan, its character as a Canadian Prime Rate Loan or a CDOR Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“United States” and “U.S.” mean the United States of America.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, at any time, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment, by (b) the sum of all such payments.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) “Knowledge” of any Loan Party shall mean actual knowledge by a Responsible Officer.

(f) Loans may be classified and referred to by Type (e.g., a “CDOR Rate Loan”), by Class (e.g. a “Revolving Loan”) or by Type and Class (e.g. a “CDOR Rate Revolving Loan”). Borrowings also may be classified and referred to by Type (e.g., a “CDOR Rate Borrowing”), by Class (e.g. a “Revolving Borrowing”) or by Type and Class (e.g. a “CDOR Rate Borrowing”).,

1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), or any analogous standards or principles of GAAP or IFRS, to value any Indebtedness of Holdings or any Subsidiary at “fair value”, as defined therein.

(b) If at any time any change in GAAP or any voluntary or mandatory conversion to IFRS or any change in IFRS thereafter would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or IFRS or any conversion to IFRS (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP (or, after a conversion to IFRS, IFRS) prior to such change therein or conversion to IFRS and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or IFRS or any conversion to IFRS.

1.04 Rounding. Any financial ratios required to be maintained by the Holdings pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time.

1.07 Currency Translations. For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Canadian Dollars (including, for the avoidance of doubt, the calculation of the covenant set forth in Section 7.07), such amounts shall be deemed to refer to Canadian Dollars or Canadian Dollar equivalent determined according to the Exchange Rate; provided that no Default or Event of Default shall arise as a result of any limitation set forth in Canadian Dollars in Article VII (other than, for the avoidance of doubt, any limitation set forth in Section 7.07) being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness, Liens or sale and leaseback transactions were initially consummated in reliance on the exceptions under such Sections.

1.08 Interpretation Clause (Québec). For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a resolutory clause, (f) all references to filing, registering or recording under the PPSA or UCC shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of set-off” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs”; (l) “joint and several” shall be deemed to include solidary; (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”; (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”; (o) “servitude” shall be deemed to include easement; (p) “priority” shall be deemed to include “prior claim”; (q) “survey” shall be deemed to include “certificate of location and plan”; (r) “state” shall be deemed to include “province”; (s) “fee simple title” or “freehold interest” shall be deemed to include “absolute ownership”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisages par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement.

ARTICLE II

THE CREDITS

2.01 Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in either (a) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (b) the Aggregate Credit Exposure exceeding the lesser of (x) the aggregate Revolving Commitments and (y) the Borrowing Base, subject to the authority of the Paying Agent, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

2.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan or Protective Advance) shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Revolving Commitments. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.

(b) Subject to Section 3.04, each Revolving Borrowing shall be comprised entirely of Canadian Prime Rate Loans or CDOR Rate Loans as the Borrower may request in accordance herewith. Each Swingline Loan and Protective Advance shall be a Canadian Prime Rate Loan.

(c) At the commencement of each Interest Period for any CDOR Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each Canadian Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. Each Swingline Loan shall be in an amount that is not less than $500,000. Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of ten CDOR Rate Borrowings outstanding. Notwithstanding anything to the contrary in this Section 2.02(c), a Canadian Prime Rate Borrowing or a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitment.

2.03 Requests for Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Paying Agent of such request by telephone not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy or Adobe pdf file to the Paying Agent of a Loan Borrowing Notice. Each such telephonic notice and Loan Borrowing Notice shall specify the following information:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Canadian Prime Rate Borrowing or a CDOR Rate Borrowing;

(iv) in the case of a CDOR Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the Borrower’s account to which funds are to be disbursed; and

(vi) that as of such date the conditions set forth in Sections 4.02 are satisfied.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a Canadian Prime Rate Borrowing. If no Interest Period is specified with respect to any requested CDOR Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Loan Borrowing Notice in accordance with this Section, the Paying Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.04 Swingline Loans and Protective Advances.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the Aggregate Credit Exposures exceeding the lesser of (x) the aggregate Revolving Commitments and (y) the Borrowing Base, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Paying Agent of such request by telephone (confirmed by telecopy or by Adobe pdf file), not later than 12:00 noon, New York City time, on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Paying Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower maintained with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the relevant Issuing Bank), and in the case of repayment of another Loan or fees or expenses as provided by Section 2.13(e), by remittance to the Paying Agent to be distributed to the Lenders by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Paying Agent not later than 1:00 p.m. New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Paying Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Paying Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Paying Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Paying Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Paying Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Paying Agent; any such amounts received by the Paying Agent shall be promptly remitted by the Paying Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Paying Agent, as the case may be, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower, the Paying Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrower, on behalf of the Lenders, in amounts that exceed Aggregate Availability (any such excess Revolving Loans are herein referred to collectively as “Protective Advances”), which the Paying Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations of the Borrower, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.04) and other sums payable under the Loan Documents, provided that no Protective Advance shall result in a Default due to the Borrower’s failure to comply with Section 2.01 for so long as such Protective Advance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Protective Advance. In addition, Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. All Protective Advances shall be Canadian Prime Rate Borrowings. The authority of the Paying Agent to make Protective Advances is limited to an aggregate amount not to exceed $3,000,000 at any time, no Protective Advance may remain outstanding for more than 30 days and no Protective Advance shall cause any Lender’s Revolving Exposure to exceed its Revolving Commitment, provided that the Required Lenders may at any time revoke the authorization of the Paying Agent to make Protective Advances. Any such revocation must be in writing and shall become effective prospectively upon the Paying Agent’s receipt thereof.

(e) Upon the making of a Protective Advance by the Paying Agent, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Paying Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage of the Revolving Commitment. The Paying Agent may, at any time, require the Lenders to fund their participations in any Protective Advance. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Collateral Agent or the Paying Agent, as applicable, shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Collateral Agent or the Paying Agent, as applicable, in respect of such Protective Advance.

2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of standby and documentary letters of credit denominated in Canadian Dollars by an Issuing Bank for their own account or for the account of any Subsidiary (provided that the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each such Letter of Credit issued for the account of such Subsidiary) in a form reasonably acceptable to the Paying Agent and the Issuing Bank, at any time and from time to time during the Availability Period, under the Revolving Commitments. For the avoidance of doubt, Letters of Credit issued hereunder shall constitute utilization under the Revolving Commitments.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank of such Letter of Credit) to the relevant Issuing Bank and the Paying Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name of the account party (which shall be the Borrower or a Subsidiary and the Borrower as co-applicants), the name and address of the beneficiary thereof and such other information as shall be reasonably necessary to prepare, amend, renew or extend such Letter of Credit. It is understood that the reinstatement of all or a portion of a Letter of Credit in accordance with the terms thereof following a drawing thereunder shall not constitute an amendment, renewal or extension of such Letter of Credit. If requested by such Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower or any Subsidiary to, or entered into by the Borrower or any Subsidiary with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $10,000,000, and (ii) the Aggregate Credit Exposure shall not exceed the lesser of (x) the aggregate Revolving Commitment and (y) the Borrowing Base.

(d) Expiration Date. No Letter of Credit shall have a stated expiry date that is later than the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one year periods (which shall in no event extend beyond the date referred to in clause (ii) above) under customary “evergreen” provisions.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof), and without any further action on the part of any Issuing Bank or the Lenders, the relevant Issuing Bank hereby grants to each Lender (other than the relevant Issuing Bank), and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Paying Agent, for the account of each relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Paying Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on (i) the Business

Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided, that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with a Canadian Prime Rate Revolving Borrowing or Swingline Loan and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Canadian Prime Rate Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Paying Agent shall notify each applicable Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each applicable Lender shall pay to the Paying Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Paying Agent shall promptly pay to the relevant Issuing Bank, the amounts so received by it from the applicable Lenders. Promptly following receipt by the Paying Agent of any payment from the Borrower pursuant to this paragraph, the Paying Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank, as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of a Canadian Prime Rate Revolving Loan or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of their obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Banks under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Paying Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse the Issuing Banks from liability to the Borrower to the extent of any direct damages (as opposed to consequential or special damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Banks’ failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Banks (as finally determined by a court of competent jurisdiction), the Issuing Banks shall be deemed to have exercised the requisite standard of care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Banks may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Paying Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to, but excluding, the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Canadian Prime Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section 2.05, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(j) Replacement of the Issuing Bank. An Issuing Bank may be added, or an existing Issuing Bank may be replaced or terminated, under this Agreement at any time by written agreement among the Borrower, the Administrative Agent, the replaced or terminated Issuing Bank and the new or successor Issuing Bank, as applicable. The Administrative Agent shall notify the Lenders of any such addition, replacement or termination. At the time any such replacement or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the Issuing Bank being replaced or terminated. From and after the effective date of any such replacement or addition, the new or successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter. References herein to the term “Issuing Bank” shall be deemed to refer to each new Issuing Bank or to any previous Issuing Bank, or to such new Issuing Bank and all previous Issuing Banks, as the context shall require. After the replacement or termination of an Issuing Bank hereunder, the replaced or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to any outstanding Letters of Credit issued by it prior to such replacement or termination, but shall not be required (or permitted) to issue any new Letters of Credit or to renew or extend any such outstanding Letters of Credit.

(k) Cash Collateralization. If either (i) an Event of Default shall have occurred and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, (ii) the Aggregate Credit Exposure exceeds the aggregate Revolving Commitments, or (iii) any of the other provisions of this Agreement require cash collateralization, the Borrower shall deposit within one Business Day after notice from the Administrative Agent of the requirement thereof into an account established and maintained on the books and records of the Paying Agent, which account may be a “securities account” (as defined in Section 8-501 of the UCC as in effect in the State of New York or in the Securities Transfer Act (Ontario) or comparable legislation in any other province of Canada, as applicable), in the name of the Paying Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in immediately available funds in Canadian Dollars equal to 103.75% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such amount shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in paragraph (f) or (g) of Section 8.01. Such deposits shall be held by the Paying Agent as collateral for the LC Exposure under this Agreement and for the payment and performance of the Obligations, and for this purpose the Paying Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account, the LC Collateral Account shall be subject to a Deposit Account Control Agreement and the Borrower hereby grants a security interest to the Paying Agent for the benefit of the Lenders in the LC Collateral Account and in any “financial assets” (as defined in the UCC as in effect in the State of New York or in the Securities Transfer Act (Ontario) or comparable legislation in any other province of Canada, as applicable) or other property held therein. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Paying Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys and financial assets in the LC Collateral Account shall be applied by the Paying Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing more than 50% of the total LC Exposure), be applied to satisfy other Obligations. The Paying Agent shall cause all such cash collateral (to the extent not applied as aforesaid) to be returned to the Borrower within three Business Days after (A) in the case of clause (i) above, the applicable Event of Default shall have been cured or waived (so long as no other Event of Default has occurred and is continuing at such time), (B) in the case of clause (ii) above, the Aggregate Credit Exposure ceases to exceed the aggregate Revolving Commitments for five consecutive Business Days or (C) in the case of clause (iii) above, such cash collateral shall no longer be required pursuant to the applicable provision hereof.

(l) Reporting. Unless otherwise requested by the Paying Agent, each Issuing Bank shall (i) provide to the Paying Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the Business Day after receipt thereof and (ii) report in writing to the Paying Agent (A) on the first Business Day of each week, the activity for each day during the immediately preceding week in respect of Letters of Credit issued by it, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (B) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, whether such Letter of Credit is a trade, financial or performance Letter of Credit and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof changed), and no Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit without first obtaining written confirmation from the Paying Agent that such issuance, amendment, renewal or extension is then permitted by the terms of this Agreement, (C) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and (D) on any other Business Day, such other information as the Paying Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Paying Agent.

2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the requested date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Paying Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.04. The Paying Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to such account as may be specified in the Loan Borrowing Notice; provided that Canadian Prime Rate Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Paying Agent to the Issuing Bank and (ii) a Protective Advance shall be retained by the Paying Agent.

(b) Unless the Paying Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Paying Agent such Lender’s share of such Borrowing, the Paying Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Paying Agent, then the applicable Lender and the Borrower agree (severally and not jointly) to pay to the Paying Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower, but excluding the date of payment to the Paying Agent, at (i) in the case of such Lender, the Paying Agent’s cost of funds and a rate determined by the Paying Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Canadian Prime Rate Loans. If such Lender pays such amount to the Paying Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

2.07 Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Loan Borrowing Notice and, in the case of a CDOR Rate Borrowing, shall have an initial Interest Period as specified in such Loan Borrowing Notice or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a CDOR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. Subject to the foregoing, the Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Borrowings of Swingline Loans or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section (an “Interest Election Request”), the Borrower shall notify the Paying Agent of such election by telephone by the time that a Borrowing request would be required under Section 2.03 if the Borrower was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Paying Agent of a written Loan Conversion Notice.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Canadian Prime Rate Borrowing or a CDOR Rate Borrowing; and

(iv) if the resulting Borrowing is a CDOR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a CDOR Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of 30 days for a CDOR Rate Borrowing.

(d) Promptly following receipt of an Interest Election Request, the Paying Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a CDOR Rate Revolving Loan prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Canadian Prime Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a CDOR Rate Borrowing and (ii) unless repaid, each CDOR Rate Revolving Borrowing shall be converted to a Canadian Prime Rate Borrowing at the end of the Interest Period applicable thereto.

2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Paying Agent of a cash deposit (or at the discretion of the Borrower a back up standby letter of credit reasonably satisfactory to the Paying Agent and the applicable Issuing Bank) equal to 103.75% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c) The Borrower may from time to time reduce the Revolving Commitments; provided, that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000 and (ii) the Borrower shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09 or Section 2.10, the Aggregate Credit Exposure would exceed the lesser of (x) the aggregate Revolving Commitments and (y) the Borrowing Base.

(d) The Borrower shall notify the Paying Agent of any election to terminate or reduce the Commitments or the Revolving Commitments under paragraph (b) or (c) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction, specifying such election, the aggregate amount of a reduction and the effective date thereof. Promptly following receipt of any notice, the Paying Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08(d) shall be irrevocable. Any termination or reduction of the Commitments or Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made pro rata among the Lenders in accordance with their respective Revolving Commitments.

2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Paying Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender made to the Borrower on the Maturity Date, (ii) to the Paying Agent the then unpaid amount of each Protective Advance made by it to the Borrower on the earliest of the Maturity Date, the date that is 30 days after the making of such Protective Advance and demand by the Paying Agent and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to the Borrower on the earlier of the Maturity Date and the date that is the seventh day (or if such day is not a Business Day, the next succeeding Business Day) after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made by the Borrower, the Borrower shall repay all Swingline Loans then outstanding.

(b) During any Cash Dominion Period, subject to Section 2.14, on each Business Day, the Paying Agent shall (i) apply all funds credited to the Collection Account as of 10:00 a.m., New York City time, on such Business Day (in the discretion of the Paying Agent, whether or not immediately available) first to prepay any Protective Advances that may be outstanding, pro rata, second to prepay Swingline Loans, third to prepay the Revolving Loans and fourth, to cash collateralize outstanding LC Exposure, it being understood that any prepayments of Revolving Loans shall be applied in accordance with Section 2.13(b).

(c) Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Paying Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Paying Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Paying Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a Note, which shall evidence such Lender’s Loan in addition to such accounts and records set forth above. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), Class and maturity of its Loans and payments with respect thereto.

2.10 Prepayment of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to Section 3.05, and prior notice in accordance with paragraph (c) of this Section.

(b) Mandatory Prepayments. In the event and on such occasion that:

(i) the Revolving Exposure of any Lender exceeds such Lender’s Revolving Commitment; or

(ii) except for Protective Advances permitted under Section 2.04, the Aggregate Credit Exposure exceeds the lesser of (x) the aggregate Revolving Commitments or (y) the Borrowing Base;

the Borrower shall promptly prepay the Revolving Loans and/or Swingline Loans (and/or provide cash collateral for LC Exposure as specified in Section 2.05(k)) in an aggregate amount equal to such excess. If the Borrower is required to provide (and has provided the required amount of) cash collateral pursuant to this Section 2.10(b) and such excess is subsequently reduced, cash collateral in an amount equal to the lesser of (x) any such reduction and (y) the amount of such cash collateral (to the extent not applied as set forth in Section 2.05(k)) shall be returned to the Borrower within five Business Days after any such reduction.

(c) The Borrower, shall notify the Paying Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile or by other electronic transmission) of any prepayment hereunder (i) in the case of prepayment of a CDOR Rate Borrowing or a Canadian Prime Rate Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the date of prepayment or (ii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, set forth a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans or Protective Advances) the Paying Agent shall advise the Lenders of the contents thereof. Each partial optional prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied pro rata to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

2.11 Fees.

(a) The Borrower agrees to pay to the Paying Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period from and including the Closing Date to but excluding the Maturity Date. Accrued commitment fees shall be payable in arrears on the first Business Day of each calendar month and on the Maturity Date, commencing on the first such date to occur after the Closing Date. All commitment fees shall be computed on the basis of a year of 365 days and shall be payable for the actual number of days elapsed. For the purpose of determining the Available Commitment pursuant to this Section 2.11(a) the aggregate principal amount of Swingline Loans and Protective Advances then outstanding shall be deemed to be zero.

(b) The Borrower agrees to pay to the Paying Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same

Applicable Rate used to determine the interest rate applicable to CDOR Rate Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the Maturity Date and the date on which such Lender ceases to have any LC Exposure. All participation fees accrued through and including the last day of each calendar quarter shall be payable on the first day of each January, April, July and October, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which such Commitments terminate shall be payable on demand.

(c) The Borrower agrees to pay to each Issuing Bank (i) a fronting fee equal to 0.25% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by it (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the Maturity Date and the date on which there ceases to be any LC Exposure under such Letters of Credit and (ii) such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by it or processing of drawings thereunder. All fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first day of each January, April, July and October, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which such Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.

(d) The Borrower shall pay to each Arranger and the Administrative Agent for their own respective accounts fees in respect of the facility provided for herein in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever. The Borrower shall pay to the Lenders such fees as may be from time to time separately agreed upon in writing among them in the amounts and at the times so specified.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Paying Agent (or to any Issuing Bank, in the case of fees payable to it or to the Administrative Agent, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

2.12 Interest.

(a) Subject to the provisions of subsection (c) below, (i) each CDOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the CDOR Rate for such Interest Period plus the Applicable Rate; and (ii) each Canadian Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate.

(b) Each Protective Advance shall bear interest at the Canadian Prime Rate plus the Applicable Rate for Revolving Canadian Prime Rate Loans plus 2%.

(c) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, all outstanding Loans shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws until such payment is made in full in cash.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws until such payment is made in full in cash.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(iv) Notwithstanding the foregoing, the Mortgages shall not secure the accrual or payment of interest at the Default Rate, but shall always secure the accrual and payment of interest at the rates otherwise stipulated herein.

(d) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto, upon termination of the Revolving Commitments and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. Accrued interest shall be payable (i) to the Paying Agent for the account of each Lender, ratably, with respect to interest on any Revolving Loan, (ii) to the Paying Agent (or to the Paying Agent for the account of the Lenders, as the case may be) with respect to interest on any Protective Advance and (iii) to the Paying Agent for the account of the applicable Swingline Lender (or for the account of the Lenders, as the case may be) with respect to interest on any Swingline Loan.

(e) Canadian Prime Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for CDOR Rate Loans shall be made on the basis of a year of 365 days and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

2.13 Payments Generally. Allocation of Proceeds. Sharing of Set-Offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursements of LC Disbursements, or of amounts payable under Section 3.01, 3.04, 3.05 or 10.04 or otherwise) at or prior to the time expressly required hereunder or under any other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 Noon, New York City time), on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Paying Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Paying Agent at the Paying Agent’s Office, except payments to be made directly to an Issuing Bank, the Administrative Agent or the Swingline Lender as expressly provided herein and except that payments pursuant to Section 3.01, 3.04, 3.05 or 10.04 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Paying Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under any Loan Document shall be made in Canadian Dollars, unless otherwise specified herein or in any other Loan Document. At all times during a Cash Dominion Period, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.09(b)) from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations on the Business Day after receipt, subject to actual collection.

(b) Any proceeds of Collateral from the Loan Parties or any other amounts received by the Paying Agent (either directly or from the Collateral Agent) (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.10), (C) amounts to be used to cash collateralize LC Exposures or (D) amounts to be applied from the Collection Account during any Cash Dominion Period (which shall be applied in accordance with Section 2.09(b)) or (ii) after an Event of Default has occurred and is continuing and the Paying Agent so elects or the Required Lenders so direct, such funds shall be applied, subject to the ABL Intercreditor Agreement, as set forth in Section 8.03.

(c) Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default has occurred and is continuing, neither the Paying Agent nor any Lender shall apply any payment which it receives to any CDOR Rate Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such CDOR Rate Loan or (b) in the event, and only to the extent, that there are no outstanding Canadian Prime Rate Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 3.05. Subject to the two preceding sentences, the Paying Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(d) Except to the extent otherwise provided herein: (i) each Borrowing of Revolving Loans from the Lenders under Section 2.01 hereof shall be made from the Lenders, each payment of fees under Section 2.11 hereof in respect of the Revolving Commitments shall be made for account of the Lenders, and each termination or reduction of the amount of the Revolving Commitment, under Section 2.08 hereof shall be applied to the respective Revolving Commitments of the Lenders, pro rata according to the amounts of their respective Revolving Commitments; (ii) the making, conversion and continuation of Revolving Loans of a particular Type (other than conversions provided for by Section 3.04 hereof) shall be made pro rata among the Lenders according to the amounts of their respective Revolving Commitments (in the case of the making of Revolving Loans) or their respective Revolving Loans (in the case of conversions and continuations of Revolving Loans) and the then current Interest Period for each CDOR Rate Loan, as applicable, shall be coterminous; and (iii) each payment or prepayment of principal of Revolving Loans, or interest thereon, by the Borrower shall be made for the account of the Lenders pro rata in accordance with their respective Applicable Percentages.

(e) At the election of the Paying Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 10.04), and other sums payable under the Loan Documents that are not paid when due in accordance with the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the

Borrower maintained with the Paying Agent. The Borrower hereby irrevocably authorizes, solely to the extent a payment is not paid by a Loan Party by the required time set forth in the Loan Documents (i) the Paying Agent to make a Borrowing in the name of the Borrower for the purpose of making each payment of principal, interest and fees payable by the Borrower due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans to the Borrower (including Swingline Loans and Protective Advances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 10.04) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Paying Agent to charge any deposit account of any Borrower maintained with the Paying Agent for each payment of principal, interest and fees due hereunder or any other amount due under the Loan Documents.

(f) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements, Swingline Loans or Protective Advances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, participations in LC Disbursements, Swingline Loans and Protective Advances and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements, Swingline Loans and Protective Advances of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements, Swingline Loans and Protective Advances, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Revolving Commitments or participations in any LC Disbursements, Swingline Loans or Protective Advances to any assignee or participant, other than to the Borrower (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(g) Unless the Paying Agent shall have received notice from the Borrower, prior to the date on which any payment is due to the Paying Agent for the account of a Lender or an Issuing Bank hereunder, that the Borrower will not make such payment, the Paying Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lender or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders and the Issuing Bank, as the case may be, severally agrees to repay to the Paying Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Paying Agent, at the rate determined by the Paying Agent in accordance with banking industry rules on interbank compensation.

(h) If any Lender shall fail to make any payment required to be made by it hereunder, then the Paying Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Paying Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

(i) The obligations of the Lenders hereunder to make Loans, fund participations in Letters of Credit, Swingline Loans and Protective Advances and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make payments pursuant to Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(j) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees set forth in Section 2.11(a) shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender;

(b) to the extent permitted by applicable law, (i) any voluntary prepayment of Revolving Loans shall, if the Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if the Borrower so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders, but not to the Revolving Loans of such Defaulting Lender, it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b);

(c) the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.01), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(d) if any Swingline Exposure or LC Exposure exists or any Protective Advance is outstanding at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure, LC Exposure and Applicable Percentage of Protective Advances shall be reallocated among the Lenders that are not Defaulting Lenders in accordance with their respective Applicable Percentages but, in any case, only to the extent (A) the sum of the Revolving Exposures of all Lenders that are not Defaulting Lenders plus such Defaulting Lender’s Swingline Exposure, LC Exposure and Applicable Percentages of Protective Advances does not exceed the total of the Revolving Commitments of all Lenders that are not Defaulting Lenders and (B) after giving effect thereto, the Revolving Exposure of each Lender that is not a Defaulting Lender does not exceed the Revolving Commitment of such Lender and (C) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Paying Agent (A) prepay such Swingline Exposure, (B) cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(k) for so long as such LC Exposure is outstanding and (C) cash collateralize such Defaulting Lender’s Applicable Percentage of such Protective Advance;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this paragraph (d), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this paragraph (d), then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this paragraph (d), then, without prejudice to any rights or remedies of the Issuing Banks or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks until such LC Exposure is cash collateralized and/or reallocated;

(e) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure of the Defaulting Lender will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with paragraph (d) of this Section, and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with paragraph (d)(i) of this Section (and Defaulting Lenders shall not participate therein).

(f) In the event that each of the Administrative Agent, the Paying Agent, the Borrower, the Issuing Banks and the Swingline Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure and Applicable Percentage of Protective Advances of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Paying Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by or on behalf of any Loan Party under any Loan Document shall be made free and clear of, and without withholdings or deduction for, any and all Taxes, excluding, (i) taxes imposed on or measured by its overall net income or capital other than an amount required to be deducted or withheld under Section 105 of the Regulations under the ITA or any analogous provincial law with respect to fees described in Section 2.11(d) (in each case, however denominated, including minimum taxes and similar taxes imposed in lieu thereof), branch profits taxes and franchise taxes in each case imposed on it by a jurisdiction (or any political subdivision thereof or therein) under the Laws of which the Administrative Agent, the Paying Agent, any Lender, any Issuing Bank or such other recipient, as the case may be, is organized or maintains a lending office or with which the Administrative Agent, the Paying Agent, any such Lender, any such Issuing Bank or other such other recipient, as the case may be, otherwise has a present or former connection (other than any such connection arising solely from the Administrative Agent, the Paying Agent, such Lender, such Issuing Bank or such other recipient, as applicable, having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) and (ii) any United States backup withholding taxes (all such non-excluded Taxes being hereinafter referred to as “Indemnified Taxes” and any excluded Taxes, “Excluded Taxes”); provided that, if a Loan Party or the Paying Agent is required by any Laws (as determined in its sole discretion) to deduct or withhold any Taxes (including Other Taxes as defined in Section 3.01(b)) from or in respect of any sum payable under any Loan Document to the Administrative Agent, the Paying Agent, any Lender or any Issuing Bank, as the case may be, (x) the sum payable by such Loan Party shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01(a)(x)), the Administrative Agent, the Paying Agent, such Lender or such Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, provided, however, that such Loan Party shall not be required to increase any such amounts payable to the Administrative Agent, the Paying Agent, any Lender or any Issuing Bank with respect to Taxes (A) that are attributable to any Lender’s or Issuing Bank’s (as the case may be) failure to comply with Section 3.01(d), or (B) that are Canadian withholding taxes that would be imposed on amounts (including by reason of the Borrower and Lender or Issuing Bank, as the case may be, not dealing at arm’s length within the meaning of ITA) payable to a Lender or an Issuing Bank at the time that such Lender or Issuing Bank becomes a party to this Agreement, except to the extent that such Lender’s or Issuing Bank’s assignor, if any, was entitled, at the time of assignment to receive additional amounts with respect to such Taxes pursuant to this Section 3.01(a)(x) (provided, such Lender or Issuing Bank deals at arm’s length with the Borrower within the meaning of the ITA); and (y) the applicable withholding agent shall make such withholdings or deductions of such Taxes and shall pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws. In the case of Taxes deducted or withheld by any Loan Party, as soon as practicable after the date of such payment, such Loan Party shall furnish to the Administrative Agent (which shall forward the same to such Lender or Issuing Bank, as the case may be) the original or a certified copy of a receipt evidencing payment thereof or, if such a receipt is unavailable, such other evidence as may be reasonably satisfactory to the Administrative Agent.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes, recording and filing fees, and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document other than Excluded Taxes (hereinafter referred to as “Other Taxes”).

(c) Without duplication of any amounts payable under clauses (a) or (b) above, the Borrower agrees to indemnify the Administrative Agent, the Paying Agent, each Lender and each Issuing Bank for (i) the full amount of Indemnified Taxes with respect to which the Borrower is required to pay additional amounts pursuant to Section 3.01(a)(x) and Other Taxes (including any such Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by the Administrative Agent and/or the Paying Agent and/or such Lender and/or Issuing Bank and (ii) any liability (including additions to tax, penalties, interest and expenses, other than those arising from the willful misconduct or gross negligence by the Lender, the Issuing Bank, the Administrative Agent or the Paying Agent, as the case may be) arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Any Lender, Issuing Bank, the Administrative Agent or the Paying Agent requesting an indemnity payment pursuant to this Section 3.01(c) shall provide a written request to the Borrower (providing reasonable detail) within 180 days after it became aware of the imposition of any Taxes for which it is seeking the indemnity. Payment under this subsection (c) shall be made within 30 days after the date the relevant Lender, Issuing Bank, Administrative Agent or the Paying Agent, as the case may be, makes a demand therefor.

(d) Any Lender or any Issuing Bank that is entitled to an exemption from, or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident, or any applicable tax treaty to which such jurisdiction is a party, with respect to any payments under this Agreement shall deliver to the Borrower (with a copy to the Paying Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Paying Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Paying Agent as will permit such payments to be made without withholding, deduction, or at a reduced rate of withholding or deduction. In addition, any Lender or any Issuing Bank, if requested by the Borrower or the Paying Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Paying Agent as will enable the Borrower or the Paying Agent to determine whether or not such Lender or such Issuing Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s or the Issuing Bank’s judgment such completion, execution or submission would subject such Lender or such Issuing Bank to a materially more onerous unreimbursed cost or expense, or would prejudice the legal or commercial position of such Lender or such Issuing Bank in a manner that is materially worse, in each case, than the cost or expense or the prejudice that would have resulted had such Lender or such Issuing Bank been required to complete, execute or submit an Internal Revenue Service Form W-8BEN, W-8ECI, W-8IMY and/or W-9 (or, in each case, any successor forms), as may be applicable. Upon the reasonable request of the Borrower or the Paying Agent, any Lender or any Issuing Bank shall update any form or certification previously delivered. If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender or Issuing Bank, such Lender or Issuing Bank shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Paying Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(e) Each Lender and Issuing Bank shall severally indemnify the Paying Agent for the full amount of any Excluded Taxes (including any interest, penalties additions to tax and liabilities with respect thereto) attributable to such Lender or such Issuing Bank, as applicable, that are paid or payable by the Paying Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Any such amounts shall be paid within 10 days after the Paying Agent delivers to the applicable Lender or applicable Issuing Bank a certificate stating the amount of Excluded Taxes so paid or payable by the Paying Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) If the Administrative Agent, the Paying Agent, any Lender or any Issuing Bank, as the case may be, determines, in its sole discretion, that it has received a refund of Indemnified Taxes or Other Taxes paid by the Borrower pursuant to this Section 3.01, the Administrative Agent, the Paying Agent, Lender or Issuing Bank, as applicable, shall promptly pay such refund (but only to the extent of the

Indemnified Taxes or Other Taxes paid by the Borrower under this Section 3.01 and only to the extent that the Administrative Agent, the Paying Agent, Lender or Issuing Bank, as applicable, is satisfied that it may do so without prejudice to its right, as against the relevant Governmental Authority, to retain such refund) to the Borrower, net of all out-of-pocket expenses of the Administrative Agent, the Paying Agent, Lender or Issuing Bank, as applicable, incurred in obtaining such refund, as is determined by the Administrative Agent, the Paying Agent, Lender or Issuing Bank, as applicable, in its sole discretion and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), and as will leave the Administrative Agent, the Paying Agent, Lender or Issuing Bank, as applicable, in no worse position than it would be in if no such Indemnified Taxes or Other Taxes had been imposed; provided, however, that the Borrower agrees to promptly return such amount (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Paying Agent, Lender or Issuing Bank, as applicable, if it receives notice from such Agent, Lender or Issuing Bank, as applicable, that the Administrative Agent, Paying Agent, Lender or Issuing Bank, as applicable, is required to repay such refund. This paragraph shall not be construed to require the Administrative Agent, the Paying Agent, Lender or Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. Nothing contained herein shall interfere with the right of the Administrative Agent, the Paying Agent, Lender or Issuing Bank to arrange its affairs in whatever manner it sees fit.

3.02 Illegality. If any Lender or any Issuing Bank determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or any Issuing Bank or its applicable Lending Office to maintain its Loan or participations in Letters of Credit, Swingline Loans or Protective Advances held by it, or the Letters of Credit issued by such Issuing Bank, or to determine or charge interest rates, based upon the CDOR Rate, then, on notice thereof by such Lender or such Issuing Bank to the Borrower through the Paying Agent, any obligation of such Lender or such Issuing Bank to continue Loans or participations in Letters of Credit, Swingline Loans or Protective Advances held by it, or continue the Letters of Credit issued by the Issuing Bank or to determine or charge interest rates, based upon the CDOR Rate shall be suspended until such Lender or such Issuing Bank notifies the Paying Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender or such Issuing Bank (with a copy to the Paying Agent), convert all CDOR Rate Loans of such Lender or Issuing Bank to Canadian Prime Rate Loans, either on the last day of the Interest Period therefor, if such Lender or Issuing Bank may lawfully continue to maintain such CDOR Rate Loans to such day, or immediately, if such Lender or Issuing Bank may not lawfully continue to maintain such CDOR Rate Loans. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted. Each Lender and each Issuing Bank agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender or Issuing Bank, otherwise be materially disadvantageous to such Lender or such Issuing Bank.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the CDOR Rate for any requested Interest Period with respect to a proposed CDOR Rate Loan, or CDOR Rate for any requested Interest Period with respect to a proposed CDOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain CDOR Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for conversion to or continuation of CDOR Rate Loans or, failing that, will be deemed to have converted such request into a request for a Canadian Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender or any Issuing Bank determines in good faith that as a result of the enactment of, the effectiveness of any change in, or in the official interpretation of, any Law, or such Lender’s or such Issuing Bank’s compliance therewith, there shall be any increase in the cost to such Lender of maintaining CDOR Rate Loans or participations in Letters of Credit held by it, or the cost of such Issuing Bank to issue Letters of Credit, or a reduction in the amount received or receivable by such Lender or Issuing Bank in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from any Indemnified Taxes or Other Taxes (which shall, in each case, be governed by Section 3.01) or Taxes imposed on gross or net income, gross or net profit or gross or net receipts) by an amount reasonably determined by such Lender or Issuing Bank to be material, then from time to time upon demand of such Lender or such Issuing Bank, as applicable (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or such Issuing Bank for such increased cost or reduction. Each Lender and each Issuing Bank agrees to designate a different Lending Office if such designation will avoid the need for such demand and will not, in the good faith judgment of such Lender or such Issuing Bank, otherwise be disadvantageous to such Lender or such Issuing Bank.

(b) If any Lender or any Issuing Bank determines in good faith that the enactment of any Law regarding capital adequacy or the effectiveness of any change therein or in the official interpretation thereof, or compliance by such Lender or such Issuing Bank (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or such Issuing Bank or any corporation controlling such Lender or Issuing Bank as a consequence of such Lender’s or such Issuing Bank’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s or such Issuing Bank’s return on capital on its Loan prior to giving effect to such enactment or change), in each case by an amount reasonably determined by such Lender or such Issuing Bank, as the case may be, to be material, then such Lender or such Issuing Bank shall provide notice of such enactment or change to the Administrative Agent and the Borrower and from time to time upon demand of such Lender or such Issuing Bank, as applicable (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amounts as will compensate such Lender or such Issuing Bank for such reduction. Each Lender and each Issuing Bank agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender or such Issuing Bank, otherwise be disadvantageous to such Lender or such Issuing Bank.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any CDOR Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower to prepay, borrow, continue or convert any Loan other than a Canadian Prime Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a CDOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13.

The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent, Paying Agent, any Lender or any Issuing Bank claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent, the Paying Agent, such Lender or such Issuing Bank may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s or any Issuing Bank’s making a claim for compensation under Section 3.01 or 3.04 or a claim of illegality under Section 3.02, the Borrower may replace such Lender or such Issuing Bank in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive repayment of all other Obligations hereunder

ARTICLE IV

CONDITIONS PRECEDENT

4.01 Closing Date. The effectiveness of this Agreement shall be subject to the satisfaction (or waiver in accordance with Section 10.01) of the following conditions on or before the Closing Date:

(a) The Administrative Agent’s receipt of the following:

(i) (x) executed counterparts of this Agreement and the other Loan Documents (other than the Notes), each dated as of the Closing Date and properly executed by a Responsible Officer of the signing Loan Party and (y) executed counterparts of this Agreement and the other Loan Documents, each dated as of the Closing Date, duly executed and delivered by each Agent party thereto;

(ii) a Note dated as of the Closing Date and executed by the Borrower in favor of each Lender requesting a Note pursuant to Section 2.09;

(iii) (A) copies of each Organizational Document of each Loan Party, (to the extent applicable) certified as of a recent date by an appropriate government official, (B) copies of the resolutions of the Board of Directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment and (C) an incumbency certificate dated as of the Closing Date of the officers of each Loan Party executing this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation, dated as of the Closing Date or a recent date before the Closing Date, together with, if available, a good standing certificate from each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified would not reasonably be expected to have a Material Adverse Effect;

(v) favorable opinions of (i) Latham & Watkins LLP, New York counsel to the Loan Parties, (ii) Davies Ward Phillips & Vineberg LLP, Ontario and Quebec counsel to the Loan

Parties (and of any other special or local counsel regarding perfection of security interests) and (iii) Blake, Cassels & Graydon LLP, Ontario and Quebec counsel to the Administrative Agent, each dated as of the Closing Date and addressed to the Administrative Agent and each Lender, in substantially the form of Exhibit H-1, Exhibit H-2 and Exhibit H-3 respectively; and

(vi) a certificate dated as of the Closing Date signed by a Responsible Officer of the Borrower (i) certifying that, as of the Closing Date, after giving effect to the Transactions, no Default has occurred and is continuing, and (ii) confirming compliance with the conditions precedent set forth in clause (o) of this Section 4.01.

(b) The Administrative Agent shall have received (i) the Audited Financial Statements, (ii) unaudited interim consolidated or combined financial statements of Canwest Limited Partnership for each quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available and unaudited consolidated or combined financial statements for the same period of the prior fiscal year, and (iii) to the extent available, monthly financial data generated by the Seller’s internal accounting systems for use by senior management for each month ended after the latest quarter referred to in clause (ii).

(c) The Administrative Agent shall have received Holdings’ most recent projected consolidated and consolidating statements of income, balance sheet and cash flows for the fiscal years 2010 through 2017.

(d) The pro forma ratio of Consolidated Indebtedness after giving effect to the Transactions to Adjusted EBITDA shall not be more than 3.75 to 1.0 and the Borrower shall have provided reasonably satisfactory support for such calculations (it being understood that, solely for purposes of calculating Consolidated Indebtedness pursuant to this clause (d), the Dollar shall be translated into Canadian Dollars on the basis of the noon buying rate in New York City for the cable transfers of Canadian Dollars as certified for customs purposes by the Federal Reserve of New York on April 30, 2010, which was US$1=$1.0169).

(e) The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.01 or liens to be discharged on or prior to the Closing Date.

(f) The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower.

(g) The Collateral Agent shall have received, subject to the ABL Intercreditor Agreement, (i) the certificates, if any, representing the shares of Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(h) Each document (including under the PPSA) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent or the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and, subject to the ABL Intercreditor Agreement, superior in right to any other Person (other than with respect to Liens permitted by Section 7.01), shall be in proper form for filing, registration or recordation.

(i) The Collateral Agent shall have received evidence reasonably satisfactory to the Collateral Agent that all insurance required to be maintained pursuant to Section 6.07 is in full force and effect.

(j) The Administrative Agent shall have received evidence of (i) an order or orders (the “Sanction and Vesting Orders”) granted by the Ontario Superior Court of Justice (Commercial List) (the “CCAA Court”) in the Companies’ Creditors Arrangement Act (Canada) proceedings of Canwest (Canada) Inc., Canwest Publishing Inc./Publications Canwest Inc., Canwest Books Inc. approving and sanctioning the consolidated plan of compromise concerning, affecting and involving the Sellers (the “CCAA Plan”) and the transactions contemplated in the CCAA Plan and the Acquisition Agreement, and vesting in Borrower title to and in all of the Acquired Assets free and clear of all Liens, other than Liens permitted by Section 7.01 and (ii) that all of the conditions precedent to the implementation of the CCAA Plan will be fulfilled substantially concurrently with the effectiveness of this Agreement or, to the extent permitted pursuant to the terms and conditions of the Acquisition Agreement and the CCAA Plan, waived and the CCAA Plan has been implemented or will be implemented substantially concurrently with the effectiveness of this Agreement (“Plan Implementation”). The Sanction and Vesting Orders shall be in form and on terms satisfactory to the Lenders and all relevant appeal periods shall have passed such that the Sanction and Vesting Orders are final.

(k) The Borrower shall have entered into the Term Loan Credit Agreement, and such Term Loan Credit Agreement shall be in full force and effect.

(l) The following transactions shall have been consummated, or shall be consummated substantially concurrently with the making of the Loans on the Closing Date: (i) the transactions contemplated in the Acquisition Agreement shall have been consummated in accordance with the Acquisition Agreement, and no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified in any respect materially adverse to the Borrower or the Lenders without the approval of the Administrative Agent; (ii) the Equity Contribution shall have been consummated; (iii) the Borrower shall have received at least US$275,000,000 in gross cash proceeds from the issuance of the Senior Secured Notes; (iv) the Borrower shall have received at least an aggregate amount equal to the sum of (x) US$300,000,000 and (y) $110,000,000 in gross cash proceeds from the incurrence of the Term Loan and (v) after giving effect to the Transactions, the Borrower shall have received or shall have at least $35,000,000 in the form of cash on balance sheet.

(m) All government and third party approvals necessary in connection with the Acquisition, the financing thereof and the continuing operations of the Borrower shall have been obtained. There shall not exist any action, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that would reasonably be expected to have a material adverse effect on the Borrower, the Acquisition, the financing thereof or any of the other transactions contemplated hereby.

(n) The Lenders shall have received all documentation and other information reasonably requested by the Administrative Agent within a reasonable period of time prior to the Closing Date and required under applicable “know your customer” and anti-money laundering rules and regulations.

(o) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) as of the Closing Date after giving effect to the Transactions, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, or, in the case of any representation and warranty qualified by materiality, in all respects as of such earlier date).

(p) Any fees required to be paid on or before the Closing Date shall have been paid.

(q) The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced at least two Business Days prior to the Closing Date.

(r) The Administrative Agent shall have received a letter from the process agent confirming its appointment in accordance with Section 10.14(d).

(s) With respect to each of the Mortgaged Properties, the Collateral Agent shall have received each of the following, in form and substance reasonably satisfactory to the Collateral Agent:

(i) Mortgages. A fully executed counterpart of the Mortgage on such parcel of Mortgaged Property, and evidence that a counterpart of the Mortgage has been either recorded or registered or delivered to the Title Company (or with respect to Mortgaged Properties located in Canada, to the Borrower’s counsel) for recording or registration in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent, desirable to effectively create a valid and enforceable mortgage, charge, hypothec or deed of trust lien (with the priority required by the ABL Intercreditor Agreement) on each Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties, securing the Obligations and the Guaranteed Obligations (provided that in jurisdictions that impose mortgage recording or registration taxes that are calculated with reference to the principal amount of the Mortgage, such Mortgage shall not secure indebtedness in an amount exceeding 105% of the fair market value of such Mortgaged Property, as reasonably determined in good faith by the Borrower and reasonably acceptable to the Collateral Agent or the Borrower, or the applicable Loan Party, shall provide to the applicable registry office an affidavit concerning the fair market value of such Mortgaged Property), subject to Liens permitted under Section 7.01 (and with respect to Mortgaged Properties leased by the Borrower, or the applicable Loan Party, as tenant, together with landlord consents, if required pursuant to the lease relating to such leased Mortgaged Property and assurances, in form and substance reasonably satisfactory to the Collateral Agent);

(ii) Title Policies. A policy of title insurance (or commitment to issue such a policy having the effect of a policy of title insurance) which shall (A) be in an amount equal to 105% of the fair market value of each Mortgaged Property covered thereby, (B) be issued at commercially reasonable rates, (C) insure or commit to insure that the Mortgage insured thereby creates a valid and enforceable mortgage, charge, hypothec or deed of trust lien (with the priority required by the ABL Intercreditor Agreement) in the real property described therein, free and clear of all defects and encumbrances, except Liens permitted under Section 7.01, (D) name the Collateral Agent for the benefit of the Secured Parties as the insured thereunder, (E) be in the form of ALTA Loan Policy – 2006 (or equivalent policies), (F) contain such affirmative coverage and title endorsements as the Collateral Agent shall reasonably request, and (G) be issued by the Title Company, together with evidence satisfactory to the Collateral Agent that all premiums in respect of such policy or commitment, all charges for mortgage recording tax and all related expenses, if any, have been paid;

(iii) Recorded or Registered Documents. A copy of all recorded or registered documents referred to, or listed as exceptions to title in the title commitments or policies referred to in clause (ii) above;

(iv) Fixture Filings or Notices of Security Interest. If requested by the Collateral Agent, proper fixture filings under the UCC or PPSA or notices of security interest under the UCC or PPSA for filing under the UCC or PPSA in the appropriate jurisdiction in which the parcel of Mortgaged Property is located, necessary or desirable to perfect the security interests in fixtures purported to be created by the Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties;

(v) Counsel Opinions. An opinion of counsel in the state or province in which such parcel of Mortgaged Property is located and an opinion of counsel in the jurisdiction of formation of the Loan Party entering into the relevant Mortgage, in each case, in form and substance and from counsel reasonably satisfactory to the Administrative Agent (but specifically excluding any opinion as to title to such parcel of Mortgaged Property);

(vi) Flood Determinations. A “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to Mortgaged Properties located in the United States or equivalent determination in any other jurisdiction with respect to each parcel of Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower or the applicable Loan Party, and evidence of flood insurance, in the event any such parcel of Mortgaged Property is located in a special flood hazard area);

(vii) Surveys. (A) To the extent available, an existing ALTA survey with respect to Mortgaged Properties located in the United States (or for Mortgaged Properties situated in Canada, a survey prepared by a licensed land surveyor in the province where the Mortgaged Property is located in accordance with applicable provincial standards) for each Mortgaged Property listed on Schedule 5.08, and (B) a new ALTA survey with respect to Mortgaged Properties located in the United States (or for Mortgaged Properties situated in Canada, a survey prepared by a licensed land surveyor in the province where the Mortgaged Property is located in accordance with applicable provincial standards), in form and substance reasonably satisfactory to the Administrative Agent for each Mortgaged Property as to which a Mortgage is granted pursuant to Section 6.11(c), as well as any updates or affidavits that the Title Company may reasonably request in connection with the issuance of the title insurance policies;

(viii) Mortgaged Property Indemnification Certificates. With respect to each Mortgaged Property, such affidavits, certificates, instruments of indemnification (with respect to Mortgaged Properties located outside Canada) and other similar items (including a so-called “gap” indemnification with respect to Mortgaged Properties located outside Canada) as shall be reasonably required to induce the Title Company to issue the title insurance policies and endorsements contemplated in clause (ii) above; and

(ix) Other. Such other information, documentation, and certifications as may be reasonably required by the Administrative Agent or the Collateral Agent.

(t) Aggregate Availability. At the time and immediately after giving effect to the Transactions, the Aggregate Availability shall not be less than $20,000,000.

(u) Field Exam and Borrowing Base Certificate. The Joint Collateral Agents shall have received (i) a field examination with respect to the books and records relating to the Accounts of the Borrower and its Subsidiaries from examiners reasonably satisfactory to the Joint Collateral Agents and the Joint Collateral Agents shall be reasonably satisfied with such field examination and (ii) a Borrowing Base Certificate dated as of the Closing Date which calculates the Borrowing Base as of June 30, 2010, with customary supporting documentation and supplemental reporting to be agreed upon between the Joint Collateral Agents and the Borrower.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01 and the consent required under Section 10.01(a), each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document delivered or to be delivered pursuant to Section 4.01(a)(v) and not to require any additional documentation under Section 4.01(s)(ix), unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its requirements or objection with respect thereto.

4.02 Each Credit Event. The obligations of the Lenders to make a Loan and of the Issuing Banks to issue a Letter of Credit on the occasion of any Borrowing and each conversion or a continuation of a Loan pursuant to Section 2.02 shall be subject to the satisfaction (or waiver in accordance with Section 10.01) of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) as of the date of such Borrowing, conversion or a continuation of a Loan, as applicable, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, or, in the case of any representation and warranty qualified by materiality, in all respects as of such earlier date).

(b) No Default. At the time of and immediately after giving effect to such Borrowing, conversion or a continuation of a Loan, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and any conversion or a continuation of a Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Holdings, the Borrower and each other Loan Party represents and warrants to each Agent, each Issuing Bank and each Lender that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case (other than with respect to clause (a)), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law in; except with respect to any conflict, breach, violation or contravention or payment (but not creation of Liens) referred to in clauses (b) and (c), to the extent that such conflict, breach, contravention, violation or payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, other than such approvals, consents, exemptions, authorizations, notices or filings the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document dated on or prior to the date this representation is made constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as enforcement may be limited by (i) bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally or (ii) equitable principles and equitable remedies, including the fact that the granting of specific performance and other equitable remedies as a matter of judicial discretion.

5.05 Financial Statements.

(a) As of the Closing Date, the Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Canwest Limited Partnership as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all material indebtedness and other liabilities, direct or contingent, of Canwest Limited Partnership as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) As of the Closing Date, each of the unaudited consolidated or combined balance sheets of Canwest Limited Partnership dated November 30, 2009, February 28, 2010 and May 31, 2010, and the related consolidated statements of earnings (loss), comprehensive income (loss), partners’ deficiency and cash flow for the fiscal quarter ended on such date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Canwest Limited Partnership as of such date and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal interim accruals or adjustments, unless otherwise disclosed.

(c) Since August 31, 2009, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect other than (i) any events that have been disclosed to the Administrative Agent leading up to the application by Canwest (Canada) Inc., Canwest Publishing Inc./Publications Canwest Inc. and Canwest Books Inc. with the CCAA Court for creditor protection under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) and the granting by such court of creditor protection thereunder and (ii) those events which customarily occur following the commencement of a proceeding under the CCAA and other events ancillary thereto.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower or Holdings after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues, or in respect of the Acquired Assets, that (a) purport to affect the validity or enforceability of this Agreement or any other Loan Document, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

5.07 No Default. After giving effect to the Transactions, no Default has occurred and is continuing.

5.08 Ownership of Property; Liens; Intellectual Property. (a) Each Loan Party and each of its Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 5.08 sets forth a true and complete list of all the real property owned or leased by each Loan Party and each of its Subsidiaries as of the Closing Date.

(b) The property (including intellectual property) owned by Holdings and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01 or created pursuant to any Loan Document.

(c) Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents, domain names and other intellectual property necessary to its business as currently conducted, and takes reasonable actions to protect the same, in each case except as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of their businesses by the Loan Parties and their Subsidiaries does not infringe, dilute, misappropriate, or otherwise violate the intellectual property rights of any other Person.

5.09 Environmental Compliance. Except as specifically disclosed in Schedule 5.09 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Loan Party and each of its Subsidiaries is in compliance with, and, within the period of all applicable statutes of limitation, has not violated any, Environmental Laws; (ii) there are no claims pending or threatened against any Loan Party or any of its Subsidiaries regarding or alleging potential liability under, or violations of, Environmental Laws, or relating to Materials of Environmental Concern; and (iii) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or, to the knowledge of the Loan Parties, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries or at any other location which could reasonably be expected to give rise to liability of, or otherwise result in costs to, any Loan Party or any of its Subsidiaries or impair the fair salable value of any real property owned by any Loan Party or any of its Subsidiaries.

5.10 Taxes. Except as would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect, Holdings and its Subsidiaries have filed on a timely basis (giving effect to any extensions which have been granted) all Federal, state, provincial and other tax returns and reports required to be filed, and Holdings and its Subsidiaries, as applicable, have paid all Federal, state, provincial and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would reasonably be expected to have a Material Adverse Effect.

5.11 Pension Plans. The Pension Plans which are “registered pension plans” as defined under the ITA are duly registered under the ITA and any other applicable Laws which require registration, have been administered in all material respects in accordance with the ITA and such other applicable Laws and no event has occurred which would reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect. All material obligations of the Borrower and each other Loan Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets of the Pension Plans except where such disputes would not reasonably be expected to have a Material Adverse Effect. No promises of benefit improvements under the Pension Plans have been made except where such improvement would not reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by the Borrower and each other Loan Party to those Pension Plans which are “registered pension plans” as defined under the ITA have been made on a timely basis in accordance with the terms of such plans and all applicable Laws and all contributions or premiums required to be made or paid by the Borrower and each other Loan Party to any other Pension Plans have been made on a timely basis in accordance with the terms of such plans and all applicable Laws, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by the Borrower and each other Loan Party to any Multi-Employer Plan have been made on a timely basis in accordance with the terms of such plans, all applicable collective bargaining agreements, all participation and other agreements in respect of such plans to which the Borrower or any Loan Party is a party and applicable Laws, except, in the case of any Multi-Employer Plan that is not a “registered pension plan” as defined in the ITA, to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect. There have been no improper withdrawals from the Pension Plans except where such withdrawals would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 5.11, as of the date hereof, each of the Pension Plans, which is a “registered pension plan” as defined under the ITA, is fully funded on a solvency basis, going concern basis and wind-up basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities). Subject to the matters disclosed in Schedule 5.11:

(i) for any Pension Plan or fund, which is a defined contribution plan requiring the Borrower or any Subsidiary to contribute thereto, or to deduct from payments to any employee and pay such deductions into or to the credit of such Pension Plan or fund, all required employer and employee contributions have been properly withheld by the Borrower or such Subsidiary and have been fully paid into the funding arrangements for the applicable Pension Plan or fund in accordance with applicable Laws;

(ii) for any Pension Plan or fund which is a defined benefit plan and is a “registered pension plan” as defined under the ITA (“Defined Benefit Plan”), in each case of the Borrower or any Subsidiary: (A) the date of the most recently filed actuarial valuations in respect of the Defined Benefit Plans are disclosed in Schedule 5.11, and (B) all payments and contributions required to be remitted or paid to or in respect of each such Defined Benefit Plan, including special payments and any other payments in respect of any funding deficiencies or shortfalls, have been remitted or paid to or in respect of each such plan in a timely fashion, in accordance with the terms of the plan and all applicable Law; and

(iii) any assessments owed to the Pension Benefits Guarantee Fund established under the Pension Benefits Act (Ontario), or other assessments or payments required under similar legislation in any other jurisdiction, have been paid when due in accordance with applicable Law.

None of the Borrower, or any Loan Party or any of their respective Affiliates is subject to the United States Employee Retirement Income Security Act of 1974, as amended.

5.12 Subsidiaries. As of the Closing Date, Holdings has no Subsidiaries other than those specifically disclosed in Schedule 5.12.

5.13 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, Holding, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14 Disclosure. Each of the Borrower and Holdings has disclosed to the Administrative Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such financial projections may vary from actual results and such variance may be material.

5.15 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16 Court Approval. The Sanction and Vesting Orders have been issued by the CCAA Court and Plan Implementation has occurred (or, with respect to any such representation and warranty to be made on the Closing Date, will occur substantially concurrently with the effectiveness of this Agreement).

5.17 Solvency. On and as of the Closing Date, after giving effect to the Transactions (including the use of proceeds of any borrowings to occur on the Closing Date), the Loan Parties (taken as whole) are Solvent.

5.18 Security Agreement. The provisions of the Collateral Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, and, to the extent required under the Collateral Documents, such Liens constitute (or, to the extent required for perfection, upon filing of financing statements and the taking of any other actions or making of filings required for perfection under the relevant Collateral Documents and specified herein or in the relevant Collateral Documents and the taking of actions or making of filings with respect to intellectual property registrations or applications issued or pending as specified, will constitute) perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party, subject to no Liens other than Liens permitted under Section 7.01.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until such time as the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than contingent indemnification and expense reimbursement obligations not due and payable) shall have been paid in full and all Letters of Credit shall have expired or terminated (or been cash collateralized in accordance with Section 2.05(k)) and all LC Disbursements shall have been reimbursed, Holdings shall, and shall (except in the case of the covenants set forth in Section 6.01) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent for delivery to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Holdings (commencing with the first fiscal year of Holdings ending after the Closing Date), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP (or, at the option of the Borrower and subject to Section 1.03(b), IFRS, provided that the first set of such financial statements prepared in accordance with IFRS shall include a reconciliation to GAAP), audited and accompanied by a report and opinion of an independent certified public accountant or chartered accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (commencing with the fiscal quarter ending May 31, 2010; provided that the financial statements for such first quarterly period may be of the Seller and its Subsidiaries instead of Holdings and its Subsidiaries), (i) a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, setting forth in comparative form to the most recent audited balance sheet the figures for the current fiscal quarter end, (ii) the related consolidated statements of income or operations for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, and (iii) consolidated statements of shareholders’ equity and cash flows for the portion of the fiscal year then ended, setting forth in the case of the statements of income specified in clause (ii) and cash flows specified in clause (iii) in comparative form the figures for the corresponding interim periods of the previous fiscal year, all in reasonable detail, such statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP (or, at the option of the Borrower and subject to Section 1.03(b), IFRS, provided that the first set of such financial statements prepared in accordance with IFRS shall include a reconciliation to GAAP), subject only to normal interim accruals or adjustments, unless otherwise disclosed, and the absence of footnotes; and

(c) as soon as practicable, but in any event within sixty (60) days after the beginning of each fiscal year of Holdings, a consolidated plan and financial forecast for such fiscal year and the succeeding two fiscal years, including a forecasted consolidated balance sheet, statements of income and funds flow statements for each such fiscal year, together with an explanation of the assumptions on which such forecasts are based.

So long as Holdings or the Borrower furnishes the materials required pursuant to Section 6.02(b), Holdings and the Borrower shall not be separately required to furnish any information under clause (a) or (b) above.

6.02 Certificates; Borrowing Base Certificate; Other Information. Deliver to the Administrative Agent (and, in the case of clauses (d), (e), (f), (g) and (h) to the Joint Collateral Agents) for delivery to each Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended May 31, 2010), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings;

(b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with the Ontario Securities Commission under the Securities Act (Ontario), and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) to the extent not already furnished under any Loan Document, promptly after the furnishing thereof, copies of each annual, monthly or other periodic statement or report furnished to holders of the Senior Secured Notes pursuant to the terms of the Senior Secured Note Documents or furnished to lenders under the Term Loan Documents, and, promptly following the giving or receipt of written notice of the occurrence of any “default” or “event of default” (however described) by any Loan Party or of any of its Subsidiaries under the terms of the Term Loan Documents or the Senior Secured Note Documents, a copy of such notice;

(d) as soon as available but in any event within 20 days of the end of each calendar month, as of the last day of the preceding calendar month (or within three Business Day of the end of each week (x) during the continuance of an Event of Default or (y) after any date on which Aggregate Availability is less than $20,000,000; provided that the weekly reporting requirement under this clause (y) shall cease to apply at such time when Aggregate Availability has been in excess of $20,000,000 for a period of 30 consecutive days; provided, however, that the weekly reporting requirement under this clause (y) shall continue in effect for a twelve month period if it is triggered on more than two occasions during any period of 12 consecutive months), a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports and supporting documentation with respect to the Borrowing Base as the Joint Collateral Agents may reasonably request (in addition, the Borrower agrees to use commercially reasonable efforts in cooperation with the Paying Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Borrowing Base Certificate and such supporting information);

(e) concurrently with the delivery of each Borrowing Base Certificate, and at such other times as may be reasonably requested by any Joint Collateral Agent, an aging report with respect to the Eligible Accounts, together with such other reports and information supporting the calculation of the Borrowing Base, and a schedule and aging of the Loan Parties’ accounts payable, in each case in form and substance reasonably acceptable to such Joint Collateral Agent;

(f) as promptly as reasonably practicable after the request therefor, such additional information concerning the Accounts of the Loans Parties or adjustments thereto as may be reasonably requested by any Joint Collateral Agent from time to time;

(g) concurrently with the delivery of each Borrowing Base Certificate (or at such other times as any Joint Collateral Agent may reasonably request), a certificate from a Responsible Officer of the Borrower setting forth the Aggregate Availability as of the period then ended, together with supporting information connection therewith;

(h) (x) promptly upon obtaining knowledge of any such event, circumstance or change, a written notice of any event, circumstance or change that has occurred since the delivery of the most recent Borrowing Base Certificate in accordance with the terms of this Agreement that would materially reduce the aggregate amount of the Eligible Accounts or result in a material portion of the Eligible Accounts ceasing to be Eligible Accounts and (y) at any time when Aggregate Availability or Average Availability is less than $25,000,000, promptly upon the occurrence of any Disposition (in one transaction or in a series of transactions) of Eligible Accounts where the consideration received is greater than $5,000,000, a Borrowing Base Certificate as of the date of such Disposition which shall give pro forma effect to such Disposition, together with any additional reports and supporting documentation with respect to the Borrowing Base as the Joint Collateral Agents may reasonably request;

(i) promptly, such additional information regarding the business, financial or corporate affairs of Holdings or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or Lender, through the Administrative Agent, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrower posts such documents, or provides a link thereto on Holdings’ or the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Holdings’ or the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and each Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent or any other Agent); provided that Holdings shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings with any such request for delivery.

Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent, the Joint Collateral Agents and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of Holdings or the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the

“Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower or their securities) (each, a “Public Lender”). Each of Holdings and the Borrower hereby agrees that, if requested by the Administrative Agent, the Collateral Agent or any other Joint Collateral Agent, it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Holdings shall be deemed to have authorized the Agents, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings, the Borrower or their securities for purposes of applicable securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Agents and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, neither Holdings nor the Borrower shall be under any Obligation to mark any Borrower Materials “PUBLIC”.

6.03 Notices. Promptly after Holdings or the Borrower has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including to the extent it has resulted or could reasonably be expected to result in a Material Adverse Effect, (i) material breach or non-performance of, or any material default under, a Contractual Obligation for Indebtedness of any Loan Party or any Subsidiary thereof; (ii) any material dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority which, if adversely determined, would be reasonably expected to have a Material Adverse Effect; or (iii) the commencement of, or any material development in, any material litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws which, if adversely determined, would be reasonably expected to have a Material Adverse Effect;

(c) of Holdings’ or the Borrower’s determination at any time of the occurrence or existence of any Internal Control Event;

(d) of any material Lien (other than any Lien permitted pursuant to Section 7.01) or material claim made or asserted against any of the Collateral;

(e) of any announcement by Moody’s or S&P of any material change in a Rating; and

(f) of all amendments to the Acquisition Agreement, the Term Loan Credit Agreement or the Senior Secured Note Documents, together with a copy of such amendment.

Each notice pursuant to this Section 6.03 (other than Section 6.03(e) or (f)) shall be accompanied by a statement of a Responsible Officer of Holdings or the Borrower setting forth details of the occurrence referred to therein and stating what action Holdings or the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon Holdings or its Subsidiaries, or each of their respective properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings or such Subsidiary; and (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property that would not otherwise be permitted hereunder unless such claims are being contested in good faith by appropriate proceedings and the relevant entity has established and maintains adequate reserves for the payment of the same.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization (except in a transaction permitted by Section 7.03), except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect (provided that, notwithstanding anything to the contrary contained herein, the Borrower shall continue to be organized under the laws of Canada or any province thereof); (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation or non-renewal of which would reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect (i) all intellectual property owned by Holdings or such Subsidiary that is material to the conduct of its business, as determined in good faith by Holdings or such Subsidiary, and (ii) its equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, in each case except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Keep its material properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, and public liability insurance against claims for personal injury, in each case as is customary with companies in the same or similar businesses operating in the same or similar locations.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which in all material respects full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Holdings or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Holdings or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and any Joint Collateral Agent to visit and inspect any of its properties (provided that, unless a Default or Event of Default exists, neither the Administrative Agent nor any other Joint Collateral Agent may conduct or cause to be conducted any intrusive or invasive environmental testing at any of the properties, unless and until prior written authorization for such testing is obtained from Holdings, which authorization shall not unreasonably be withheld), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public or chartered accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and unless a Default or Event of Default then exists or unless otherwise provided herein, not more frequently than twice in any fiscal year, upon reasonable advance notice to Holdings or the Borrower and permit representatives and independent contractors of each Lender to visit and inspect any of its properties (provided that, unless a Default or Event of Default exists, such Lender may not conduct or cause to be conducted any intrusive or invasive environmental testing at any of the properties, unless and until prior written authorization for such testing is obtained from Holdings, which authorization shall not unreasonably be withheld), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public or chartered accountants, all at the expense of such Lender and at such reasonable times during normal business hours and unless an Event of Default then exists, not more frequently than once in any fiscal year, upon reasonable advance notice to Holdings or the Borrower; provided, however, that, notwithstanding the foregoing, when an Event of Default exists the Administrative Agent any Joint Collateral Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice to the Borrower. Notwithstanding anything to the contrary in this Section 6.10, at all times during such visits and inspections, the Administrative Agent, any Joint Collateral Agent or any Lender (or their respective representatives or contractors) must comply with all applicable site regulations as the Borrower or its Subsidiaries or any of their respective officers or employees may require by reasonable notice of the same.

6.11 Covenant to Guarantee Obligations and Give Security.

(a) Within thirty (30) days of (i) the formation or acquisition of any new direct or indirect Subsidiary (other than any Excluded Subsidiary) or (ii) the date on which any Excluded Subsidiary ceases to qualify as an Excluded Subsidiary, Holdings or the Borrower shall, at its expense:

(i) cause such Subsidiary to become a Loan Party by (A) executing a Joinder Agreement as set forth in Exhibit J (a “Joinder Agreement), and (B) executing and delivering such amendments, supplements or documents of accession to any Collateral Documents as the Administrative Agent reasonably deems necessary for such Subsidiary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (with the priority required by the ABL Intercreditor Agreement) in the Collateral described in such Collateral Document with respect to such Subsidiary;

(ii) deliver to the Administrative Agent, (i) an incumbency certificate issued by the secretary or assistant secretary of such Guarantor, certifying as to the authority of the person executing such Joinder Agreement, (ii) a copy of a resolution from the board of directors of such Guarantor authorizing execution and delivery of such Joinder Agreement, and (iii) a signed copy of a favorable opinion, addressed to the Agents, the Lenders and the Issuing Banks, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request.

(b) If any material assets (other than any interest in real property or improvements thereon) referred to in clause (c) below) are acquired by the Borrower or any other Loan Party after the Closing Date (other than assets constituting Collateral under any applicable Collateral Document that become subject to the Lien in favor of the Collateral Agent pursuant to such Collateral Document upon acquisition thereof), the Borrower will immediately notify the Administrative Agent and the Collateral Agent and will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, all at the expense of the Loan Parties.

(c) With respect to any owned real property or improvements thereon having a fair market value of at least $1,000,000, or in connection with the entering into of any Material Lease, as soon as practicable but in no event more than 60 days after the date of the acquisition of such property or the entering into of such leases, which period may be extended by the Collateral Agent in its reasonable discretion, the Borrower shall, or shall cause the appropriate Loan Party to, execute and deliver (or, in the case of Material Leases of real property, use commercially reasonable efforts to execute and deliver) the instruments and documents required under Section 4.01(s).

(d) If, at the end of any fiscal quarter of Holdings after the Closing Date, Subsidiaries that are “Immaterial Subsidiaries” pursuant to the definition of “Immaterial Subsidiary” exceed the aggregate amounts set forth in the definition thereof, the applicable Loan Party shall promptly cause one or more Subsidiaries designated by the Borrower to execute the documents required under paragraph (a) above, such that the foregoing condition ceases to be true.

At any time upon reasonable request of the Administrative Agent or the Collateral Agent, Holdings or the Borrower shall, and shall cause each relevant Subsidiary to, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent or the Collateral Agent, as applicable, may reasonably deem necessary or desirable in obtaining the full benefits of this Agreement or in perfecting and preserving the Liens required under the Collateral Documents.

6.12 Maintenance of Ratings. The Borrower will use commercially reasonable efforts to maintain with Moody’s and S&P a Rating, which Ratings shall, in the case of a private rating, be updated or confirmed at least once per year.

6.13 Use of Proceeds. The proceeds of each Borrowing shall be used to finance the working capital needs and general corporate purposes of the Borrower and its subsidiaries.

6.14 Post-Closing Actions. The Borrower shall take each action set forth on Schedule 6.14 within the period set forth on Schedule 6.14 for such action; provided, that in each case, the Administrative Agent may, in its sole reasonable discretion, grant extensions of the time periods set forth in such Schedule 6.14.

6.15 Field Examinations. Once in each twelve month period, at the request of the Joint Collateral Agents, the Loan Parties will permit, upon reasonable notice and at reasonable times, the Joint Collateral Agents to conduct a field examination to ensure the adequacy of Collateral included in the Borrowing Base and related reporting and control systems; provided, however that (a) if an Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of field examinations and (b) if on any date the Aggregate Availability is less than $20,000,000, then twice during the twelve month period commencing with any month during which clause (b) is triggered, at the request of the Joint Collateral Agents, the Loan Parties will permit the Joint Collateral Agents to conduct such examinations. For purposes of this Section 6.15, it is understood and agreed that a single field examination may be conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets and that any field examination conducted prior to the Closing Date shall not be included in the foregoing calculations. All such field examinations shall be at the sole expense of the Loan Parties.

6.16 Control Agreements. The Borrower will, and the Borrower will cause each applicable Loan Party to, (a) enter into the Deposit Account Control Agreements required to be provided pursuant to Sections 4.10 and 7.1 of the Security Agreement and (b) open the Collection Account with the Collateral Agent, in each case on the Closing Date (or such other date as provided pursuant to the Security Agreement or as the Joint Collateral Agents shall agree in their Permitted Discretion).

ARTICLE VII

NEGATIVE COVENANTS

Until such time as the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than contingent indemnification and expense reimbursement obligations not due and payable) shall have been paid in full and all Letters of Credit have expired or been terminated (or been cash collateralized in accordance with Section 2.05(k)) and all LC Disbursements shall have been reimbursed:

7.01 Liens. Holdings shall not, nor shall it permit any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(u);

(c) Liens on property existing at the time the Borrower or any of its Subsidiaries acquired such property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any of its Subsidiaries; provided, however, that such Lien may not extend to any other property of the Borrower or any Subsidiary and such Lien was not created in connection with or in anticipation of such acquisition;

(d) Liens for taxes, assessments or governmental charges or levies which are not yet due, or for which installments have been paid based on reasonable estimates pending final assessments, or the validity of which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising by operation of Law, such as prior claims, legal hypothecs securing the claims of persons having taken part in the construction or renovation of an immovable, arising in the ordinary course of business, which are not overdue for a period of more than 90 days or which are being contested in good faith and by appropriate dispute resolution or other proceedings diligently conducted, if adequate holdbacks with respect thereto are being maintained as required by applicable Laws and adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment, employment insurance and other social security legislation;

(g) undetermined or inchoate Liens, charges, privileges, statutory liens, adverse claims or encumbrances of any nature whatsoever arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Laws or of which written notice has not been duly given in accordance with applicable Laws or which, although filed or registered, relate to obligations not due or delinquent;

(h) deposits to secure the performance of bids, trade contracts (other than Indebtedness for borrowed money), tenders, government contracts, leases, statutory obligations, surety and appeal bonds (other than bonds related to judgments or litigation), performance and return of money bonds and other obligations of a like nature so long as no foreclosure, sale or similar proceedings have been commenced with respect to any material portion of the Collateral on account thereof, in each case provided in the ordinary course of business;

(i) in respect of real estate leased by a Loan Party as tenant, any Lien encumbering the interest or title of a licensor, lessor or sublessor under leases or subleases of real estate permitted hereunder which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of such Person and do not have, and would not reasonably be expected to have, a Material Adverse Effect;

(j) statutory, common law or contractual Liens of landlords (including landlords’ right of distress or hypothec in the tangible personal property of a Loan Party, as tenant, located on leased premises) and easements, rights-of-way, licenses, permits, reservations, restrictions, restrictive covenants and other similar encumbrances affecting real property (including encumbrances consisting of zoning or building restrictions, municipal by-laws and regulations and encumbrances in respect of sewers, drains, gas and water mains or electric light and power or telephone conduits, poles, wires and cables) which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of such Person and do not have, and would not reasonably be expected to have, a Material Adverse Effect;

(k) title defects, encroachments or irregularities which are of a minor nature and which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of such Person and do not have, and would not reasonably be expected to have, a Material Adverse Effect;

(l) the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of such Person and do not have, and would not reasonably be expected to have, a Material Adverse Effect;

(m) servicing agreements, development agreements, subdivision agreements, site plan control agreements, facilities sharing agreements, cost sharing agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the assets of such Person, provided same are complied with and do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of such Person and do not have, and would not reasonably be expected to have, a Material Adverse Effect;

(n) the right reserved to or vested in any Governmental Authority, by any statutory provision or by the terms of any lease, license, franchise, grant or permit of such Person, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(o) Liens on fixed or capital assets provided that (i) such security interests secure Indebtedness permitted by Section 7.02(g), (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital asset and (iii) such security interest shall not apply to any other property or assets of such Loan Party or Subsidiary or any other Loan Party or Subsidiary;

(p) Liens (not securing Indebtedness) of depository institutions and securities intermediaries (including rights of set-off, offset or similar rights) with respect to deposit accounts or securities accounts;

(q) Liens on any cash earnest money deposit (and proceeds thereof) made by the Borrower or any of its Subsidiaries in connection with any Permitted Acquisition or other acquisition not prohibited by this Agreement, including in connection with a letter of intent or acquisition agreement that is not prohibited by this Agreement;

(r) licenses or sublicenses of patents, trademarks, copyrights and other intellectual property rights in the ordinary course of business and not materially detracting from the value of the business of Holdings and its Subsidiaries taken as a whole;

(s) (i) Liens on insurance policies and the proceeds thereof or Liens securing the payment of financed insurance premiums and (ii) pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business;

(t) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to such Indebtedness permitted by Section 7.02 is issued;

(u) Liens securing reimbursement obligations in respect of documentary letters of credit or bankers’ acceptances; provided that such Liens attach only to the documents, and goods covered thereby and proceeds thereof;

(v) Liens securing judgments, decrees or attachments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(w) Liens securing obligations not prohibited by this Agreement in an aggregate amount not to exceed $25,000,000 at any one time outstanding;

(x) Liens granted to secure obligations under the Senior Secured Note Documents and any refinancings, refundings, renewals or extensions of the Senior Secured Notes permitted by Section 7.02(u), which Liens attach to no more than the same assets and properties of the Loan Parties that are subject to Liens under the Security Agreement (other than with respect to Liens on assets released by the Collateral Agent (acting at the direction of the Administrative Agent or the Required Lenders in accordance herewith)) and are subject to the Intercreditor Agreements;

(y) Liens granted to secure obligations under the Term Loan Documents (and Liens securing Indebtedness in respect of Secured Swap Obligations and Banking Services Obligations granted pursuant to the Term Loan Documents), and any refinancings, refundings, renewals or extensions of the Term

Loans permitted by Section 7.02(u), which Liens attach to no more than the same assets and properties of the Loan Parties that are subject to Liens under the Security Agreement (other than with respect to Liens on assets released by the Collateral Agent (acting at the direction of the Administrative Agent or the Required Lenders in accordance herewith)) and are and subject to the Intercreditor Agreements.

(z) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property or similar arrangements entered into in the ordinary course of business or consignment of goods;

(aa) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(bb) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(cc) Liens granted to a public utility or any municipality or Governmental Authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of such Person which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of such Person and do not have, and would not reasonably be expected to have, a Material Adverse Effect;

(dd) the rights of any tenant, occupant or licensee under any lease, occupancy agreement or license which do not materially impair the use of the property subject thereto for the purpose of which it is used by the Borrower or any of its Subsidiaries;

(ee) lis pendens that may be registered against any real property or interest therein of such Person in respect of any action or proceeding against such Person, or in which such Person is a defendant, but with respect to which action or proceeding no judgment, award or attachment against such Person has been granted or made, and in respect of which such Person has posted security reasonably satisfactory to the Administrative Agent; provided that such lis pendens are removed within 60 days by paying money into a court or otherwise and all payments paid into court or otherwise as aforesaid; and

(ff) the replacement, extension or renewal of any Lien permitted by this Section 7.01; provided that such Lien is on the same assets subject thereto and arises out of the extension, renewal or replacement of the Indebtedness secured thereby (without increase in the amount thereof).

7.02 Indebtedness. Holdings shall not, and shall not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents, including any Guaranty of the Obligations issued by any Guarantor;

(b) Indebtedness outstanding and listed on Schedule 7.02;

(c) (i) unsecured Indebtedness of the Borrower and its Subsidiaries and (ii) Permitted Convertible Indebtedness of Holdings; provided that the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (c) shall not exceed $250,000,000 at any one time outstanding;

(d) any Permitted Convertible Indebtedness Option Transaction;

(e) equity derivative transactions constituting Indebtedness of Holdings (other than any Permitted Bond Hedge Transaction or Permitted Warrant Transaction) that are accounted for as equity of Holdings in compliance with GAAP in accordance with EITF 00-19; provided that such transactions may not be settled in cash unless both immediately prior to and after giving effect to such settlement, (i) no Default or Event of Default shall exist or result therefrom and (ii) Holdings shall be in compliance with the covenants set forth in Section 7.07;

(f) Indebtedness in respect of Swap Contracts; provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation;

(g) Indebtedness incurred to finance the acquisition, construction or improvement of any assets, including Capital Lease Obligations and including any such Indebtedness incurred for such purpose within 270 days after such acquisition or completion of construction or improvement, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed $25,000,000 at any one time outstanding;

(h) (i) Indebtedness of a Loan Party (other than Holdings) to another Loan Party and (ii) Indebtedness of any Subsidiary of the Borrower to any other Subsidiary or the Borrower, provided that any such Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or another Loan Party shall only be permitted to the extent constituting an Investment permitted under Section 7.10;

(i) Guarantees by Holdings or its Subsidiaries of Indebtedness otherwise permitted under this Section 7.02;

(j) Indebtedness arising from the netting services, overdraft protections or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(k) Indebtedness of a Subsidiary, or Indebtedness attaching to an asset of a Person that is, acquired after the date of this Agreement or a corporation merged into or consolidated with the Borrower or any of its Subsidiaries after the Agreement and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement, provided that the aggregate amount of all such Indebtedness does not at any time exceed an amount at any time outstanding in excess of $10,000,000;

(l) Indebtedness incurred or arising in connection with the matters described in Sections 7.01(f), (h) and (w);

(m) Indebtedness in respect of the Senior Secured Note Documents in an aggregate principal amount not to exceed US$275,000,000;

(n) [Reserved];

(o) Indebtedness in respect of the Term Loan Documents in an aggregate principal amount not to exceed the sum of (i) US$350,000,000 and (ii) $110,000,000;

(p) Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements providing for indemnification, holdbacks, purchase price adjustments (based on changes in working capital or similar arrangements) and earn-outs in connection with a Permitted Acquisition, or from non-compete agreements, deferred compensation, consulting, incentive or similar obligations or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Holdings or any such Subsidiary pursuant to such agreements, in connection with permitted acquisitions (including Permitted Acquisitions) or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;

(q) (i) tenant improvement loans and allowances and (ii) guaranties incurred in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessees, landlords and licensees of Holdings and its Subsidiaries;

(r) accretion or amortization of original issue discount and accretion of interest paid in kind, in each case in respect of Indebtedness otherwise permitted by this Section 7.02;

(s) Indebtedness of Holdings or any of its Subsidiaries consisting of obligations to insurance companies to pay insurance premiums (including financed premiums) arising in the ordinary course of business and not in connection with the borrowing of money or Swap Contracts;

(t) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, customs, appeal or similar obligations incurred in the ordinary course of business or any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims), in each case in the ordinary course of business;

(u) Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, defease, discharge, renew or replace Indebtedness incurred pursuant to Sections 7.02(c), (g), (k), (m), (o), (u) or (x) (“Refinanced Indebtedness”); provided that (i) the principal amount of such refinancing, refunding, extending, defeasing, discharging, renewing or replacing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums make-whole amounts or penalties and accrued and unpaid interest paid thereon and fees (including any closing fees and original issue discount) and expenses, in each case associated with such refinancing, refunding, extension, defeasance, discharge, renewal or replacement, (ii) such refinancing, refunding, extending, defeasing, discharging, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (iii) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, defeasing, discharging, renewing or replacing are the only obligors on such refinancing, refunding extending, defeasing, discharging, renewing or replacing Indebtedness, (iv) the interest rate of such refinancing, refunding, extending, defeasing, discharging, renewing or replacing Indebtedness is not increased beyond applicable market interest rate at such time, (v) any Liens securing such Indebtedness are not extended to additional property of any Loan Party, and (vi) if the Refinanced Indebtedness was subordinated in right of payment to the Obligations, then the terms of the refinancing refunding, extending, defeasing, discharging, renewing or replacing Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the Refinanced Indebtedness;

(v) Indebtedness consisting of promissory notes issued by Holdings or any Subsidiary to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of capital stock or securities convertible into capital stock of Holdings or any Parent;

(w) [Reserved];

(x) other Indebtedness of the Borrower and its Subsidiaries; provided that the principal amount of all such Indebtedness shall not exceed $25,000,000 at any one time outstanding; and

(y) other unsecured Indebtedness of the Borrower and its Subsidiaries; provided that the principal amount of all such Indebtedness incurred pursuant to this clause (y) shall not exceed $50,000,000 (less the amount of New Term Loans (as defined in the Term Loan Credit Agreement on the Closing Date) incurred pursuant to Section 2.11 of the Term Loan Credit Agreement).

7.03 Fundamental Changes, Dispositions. Holdings shall not, nor shall it permit any Subsidiary to merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) any of its assets (whether now owned or hereafter acquired) to or in favor of any Person, or make any Disposition or enter into any agreement to make any Disposition, except that:

(i) (A) any Subsidiary may merge or amalgamate with (x) the Borrower, provided that the Borrower shall be the continuing or surviving Person or (y) any other Subsidiary that is a Loan Party, provided that the Subsidiary that is a Loan Party shall be the continuing or surviving Person, and (B) any Subsidiary of Borrower that is not a Loan Party may be merged or amalgamated with or into another Subsidiary of the Borrower that is not a Loan Party;

(ii) (A) any Loan Party other than Holdings or the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party (other than Holdings) and (B) any Subsidiary of Borrower that is not Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary;

(iii) Permitted Dispositions;

(iv) the Borrower or any of its Subsidiaries may make Dispositions of newspaper assets (including one or more Subsidiaries) to the extent exchanged for other newspaper assets (including any Person that becomes a Subsidiary as a result of such exchange) so long as, after giving effect thereto, the portion of Consolidated EBITDA attributable to such Disposed assets, when added to that portion of Consolidated EBITDA attributable to all other assets Disposed of in reliance on this subsection (iv), does not exceed 10% of Consolidated EBITDA as set forth in the most recent financial information delivered to the Administrative Agent pursuant to Section 6.01(a) or (b);

(v) other Dispositions so long as (x) no Default or Event of Default exists or would result therefrom and (y) such Disposition shall be (A) for fair market value and (B) at least 75% of the proceeds thereof shall be in cash or Cash Equivalents; provided that Dispositions for consideration having a value of up to $5,000,000 in any fiscal year of Holdings may be undertaken without satisfying the requirement in clause (B) above;

(vi) Investments otherwise permitted by Section 7.10; and

(vii) Dispositions in connection with a joint production arrangement of equipment to a joint venture entity permitted under Section 7.10 in exchange for Equity Interests in or Indebtedness of the joint venture entity so long as within 10 days after such Disposition (or such longer period agreed to by the Collateral Agent), the Borrower’s or the applicable Subsidiary’s Equity Interests or Indebtedness in such entity are pledged to the Collateral Agent, for the benefit of the Secured Parties.

7.04 Change in Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, engage in any material line of business other than business in the media, advertising or marketing industries or any business substantially related or incidental thereto or an extension thereof, including in any business involving the foregoing through the internet.

7.05 Transactions with Affiliates. Holdings shall not, nor shall it permit any Subsidiary to, enter into any transaction of any kind with any Affiliate of Holdings or the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable (or more favorable) to Holdings or such Subsidiary as would be obtainable by Holdings or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among Holdings and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries, (b) any Permitted Affiliate Transaction or (c) the payment of principal, interest and fees on the Loans and other transactions contemplated under this Agreement or any Loan Document between Holdings or any Subsidiary and any Lender solely in its capacity as a Lender hereunder.

7.06 Holdings. Holdings shall not conduct, transact or otherwise engage in any active trade or business or operations other than those incidental to the ownership of Equity Interests of the Borrower; provided that, for the avoidance of doubt, Holdings may take such actions as are necessary to (i) maintain its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance and including managing the responsibilities of a publicly traded company, interactions with shareholders, accounting and audit functions, public reporting obligations and other compliance matters, (ii) participate in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and Borrower, (iii) perform its obligations under this Agreement and the other Loan Documents to which it is a party, the Senior Secured Note Documents or the Term Loan Documents or (iv) engage in any other transaction specifically permitted hereunder to be entered into by Holdings.

7.07 Aggregate Availability. The Borrower shall not at any time permit Aggregate Availability to be less than $15,000,000.

7.08 Burdensome Agreements. Holdings shall not, nor shall it permit any Subsidiary to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Subsidiary to make dividends or distributions to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, (ii) of any Subsidiary or Holdings to Guarantee the Obligations hereunder or (iii) of Holdings, the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided, however, that this Section 7.08 shall not prohibit any limitations:

(A) incurred or provided in favor of any holder of Indebtedness secured by Liens permitted under Section 7.01(b) (and any refinancings, refundings, renewals or extensions thereof permitted under Section 7.02(u)), Section 7.01(k) or Section 7.01(m) solely to the extent any such limitation relates to the property financed by or the subject of such Indebtedness and any proceeds of, accessions to, or substitutions of similar value for such property;

(B) existing by reason of provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements, partnership agreements and other agreements that customarily restrict the same;

(C) that are or were created by virtue of any sale or transfer of, agreement to sell or transfer or option or right with respect to any property or assets (including the capital stock of any Person) not otherwise prohibited under this Agreement;

(D) under any agreement, instrument or contract affecting property or a Person at the time such property or Person was acquired by the Borrower or any of its Subsidiaries, so long as such restriction relates solely to the property or Person so acquired and was not created in connection with or in anticipation of such acquisition;

(E) in effect on the date hereof and set forth on Schedule 7.08 so long as the consequences of violating any such limitations would not reasonably be expected to have a Material Adverse Effect;

(F) with respect to clause (iii) above, to the extent such Contractual Obligation permits the creation, incurrence, assumption or existence of a Lien on property of the Borrower or any Subsidiary (x) to secure Obligations (including Loans) in favor of the Collateral Agent on behalf of the Secured Parties under this Agreement and (y) to secure amounts due under one or more other financing arrangements that refinance, refund, renew, extend or otherwise replace this Agreement in whole or in part in favor of lenders or other holders of indebtedness (or an agent on behalf of such lenders or holders) (or any subsequent refinancings, refundings, renewals, extensions or replacements of any such arrangements);

(G) under any document, instrument or agreement entered into in connection with Indebtedness permitted under Section 7.02(c), (g), (k), (m), (o), (x) or (u) (to the extent related to any of the foregoing);

(H) pursuant to applicable Law; or

(I) pursuant to this Agreement and the other Loan Documents.

7.09 Restricted Payments. Holdings shall not, nor shall it permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary of the Borrower may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower that is a Guarantor and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) Holdings and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) Holdings may distribute rights pursuant to any existing shareholder rights plan or redeem such rights in accordance with the terms of any such existing shareholder rights plan;

(d) the Borrower may make Restricted Payments to Holdings to pay general corporate and overhead expenses and other administrative expenses of Holdings and to make customary indemnification payments to officers and directors of Holdings in an aggregate amount for this clause (d) not to exceed $5,000,000 for each fiscal year of Holdings;

(e) the Borrower may make any payment constituting an Early Retirement of (A) the Loans, (B) the Term Loans, provided that after giving effect thereto the Payment Conditions are satisfied, and (C) Indebtedness owing to the Borrower or any Subsidiary that is otherwise permitted hereunder;

(f) the Loan Parties may make any payment constituting an Early Retirement of Indebtedness as a result of a refinancing, refunding, extension, defeasance, discharge, renewal or replacement of Indebtedness that is permitted by Section 7.02;

(g) the Borrower may make Restricted Payments to Holdings (and Holdings may make Restricted Payments to its Parent) (i) to enable Holdings (or its Parent) to redeem or repurchase Equity Interests from officers, directors, employees or consultants of Holdings or its Subsidiaries, upon termination of employment or service, in connection with the exercise of stock options, stock appreciation rights or other equity incentives or equity based incentives, or in connection with the death or disability of such officers, directors, employees or consultants; provided that in all such cases the aggregate amount paid in respect of all such shares so redeemed or repurchased does not exceed $2,500,000 in the aggregate in any fiscal year; (ii) that consist of the cancellation of Indebtedness owing to a Loan Party from officers, directors, employees or consultants of Holdings or its Subsidiaries in connection with any repurchase of Equity Interests; and (iii) arising from repurchases of Equity Interests deemed to occur upon the exercise of stock options if such stock represents a portion of the exercise price thereof;

(h) (i) Holdings may (A) make regularly scheduled payments of interest in respect of any Permitted Convertible Indebtedness and (B) make cash payments in connection with any conversions of Permitted Convertible Indebtedness (provided that, in the case of each of (A) and (B), other than cash payments in lieu of fractional shares upon conversion, both immediately prior and after giving effect to any such payment, (x) no Default or Event of Default shall have occurred and be continuing or result therefrom and (y) the Payment Conditions are satisfied), (ii) Holdings may purchase a Permitted Bond Hedge Transaction and can settle any amount due under any related Permitted Warrant Transaction by set-off against such related Permitted Bond Hedge Transaction (if such set-off is permitted under the terms thereof), by delivery of shares of its common stock and, subject to compliance with the proviso to clause (i) above, by payment in cash and (iii) the Borrower may distribute to Holdings cash in amounts necessary to enable Holdings to make any payment referred to in the foregoing clauses (i) and (ii); and

(i) other Restricted Payments during the term of this Agreement in an aggregate amount not to exceed $10,000,000 plus, so long as immediately before and immediately after giving effect thereto on a Pro Forma Basis the Payment Conditions are satisfied, the Additional Available Amount on the date such Restricted Payment is made.

7.10 Investments. Holdings shall not, nor shall it permit any Subsidiary to make or hold any Investments, except:

(a) Investments held by Holdings and its Subsidiaries in the form of Cash Equivalents or Investments that were Cash Equivalents when made;

(b) (i) advances to officers, directors and employees of Holdings and its Subsidiaries in an aggregate amount not to exceed $2,000,000 at any one time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes, (ii) loans to officers, directors and employees of

Holdings and its Subsidiaries for the purpose of purchasing Equity Interests of Holdings or a Parent of Holdings (or purchase of such loans made by others) so long as a capital contribution of the proceeds of any such purchase is made to the common equity of the Borrower, (iii) advances of payroll payments and expenses to officers, directors or employees of Holdings and its Subsidiaries in the ordinary course of business, and (iv) Investments made pursuant a “rabbi trust” or similar employee benefit plan or arrangement designed to defer the taxability of compensation to an employee, officer or director or of purchase payments made in connection with an acquisition;

(c) (i) Investments by Holdings and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date, (ii) additional Investments by Holdings and its Subsidiaries in the Loan Parties, and (iii) Investments in Subsidiaries which are not Loan Parties, provided that (A) both immediately prior and after giving effect to any such Investment made pursuant to this clause (iii), the Payment Conditions are satisfied and (B) such Investments made pursuant to this clause (iii) shall not exceed at any time an aggregate amount equal to $20,000,000 (net of any return on such investment);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and Investments received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy, reorganization or insolvency of an account debtor;

(e) Guarantees of ordinary course obligations of Subsidiaries of the Borrower that do not constitute Indebtedness and Guarantees permitted by Section 7.02;

(f) Investments existing on the Closing Date and set forth on Schedule 7.10;

(g) the purchase or other acquisition (a “Permitted Acquisition”) of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.10(g):

(i) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.11;

(ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business, or reasonably related or incidental thereto, as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(iii) such purchase or other acquisition shall not include or result in any contingent liabilities that would reasonably be expected to be material to the business, financial condition, operations or prospects of Holdings and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of Holdings or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(iv) the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof measured at the time of execution of the acquisition agreement, the reasonably estimated amount of earnouts and other contingent payment obligations to, and the aggregate cash amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, and all assumptions of Indebtedness) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this Section 7.10(g), shall not exceed the Available Investment Basket Amount; and

(v) immediately before and immediately after giving effect on a Pro Forma Basis to any such purchase or other acquisition (i) no Default shall have occurred and be continuing and (ii) Aggregate Availability is not less than $20,000,000.

(h) any Investment received as non-cash consideration from a Disposition permitted under Section 7.03;

(i) Investments consisting of pledges and deposits permitted by Section 7.01(f) and (h);

(j) Investments of any Person that becomes a Subsidiary after the Closing Date; provided that (i) such Investments exist at the time such Person becomes a Subsidiary and (ii) such Investments were not made in anticipation of such Person becoming a Subsidiary;

(k) Investments pursuant to Swap Contracts permitted by Section 7.02(f);

(l) Investments consisting of acquisitions of newspaper assets (including Investments in any Person that becomes a Subsidiary) in an exchange permitted under Section 7.03(iv);

(m) Investments that constitute a capital expenditure;

(n) intercompany loans and advances to Holdings to the extent that the Borrower may pay dividends to Holdings pursuant to Section 7.09(d) or (e) (and in lieu of paying such Restricted Payment); provided that such intercompany loans and advances shall be unsecured and expressly subordinated in right of payment to the Obligations;

(o) Investments permitted by Section 7.03 (other than clause (vi));

(p) Investments or deemed Investments with respect to any Permitted Bond Hedge Transaction;

(q) Investments the consideration for which solely consists of Equity Interests (other than Disqualified Equity Interests) of Holdings or Equity Interests of any Parent of Holdings; and

(r) other Investments during the term of this Agreement in an aggregate amount not to exceed the sum of (i) the Available Investment Basket Amount plus (ii) so long as immediately before and immediately after giving effect thereto on a Pro Forma Basis no Default or Event of Default shall have occurred and be continuing, the Additional Available Amount on the date such Investments are made.

7.11 Amendments of Organization Documents and Indebtedness Agreements. No Loan Party will, nor will it permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) the Acquisition Agreement, (b) any agreement or instrument governing or evidencing (i) the Term Loans or (ii) the Senior Secured Notes or (c) its Organization Documents, in each case to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders.

7.12 Accounting Changes. Holdings shall not, nor shall it permit any Subsidiary to make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP or as required to implement IFRS, or as required or permitted by IFRS after such implementation, or (b) its fiscal year; provided that, at any time on or prior to October 31, 2010, Holdings and its Subsidiaries may change their respective fiscal year ends to November 30, February 28 or May 31; provided that, upon the reasonable request of the Administrative Agent, Holdings and the Borrower shall enter into an amendment to this Agreement reasonably satisfactory to (and executed by) the Administrative Agent and the Borrower which shall (i) effect changes to this Agreement with respect to provisions which refer to fiscal years and fiscal quarters in order to reflect such fiscal period changes, including, without limitation, changes to the reporting required under Sections 6.01 and 6.02 (including, without limitation, comparative financial reporting and the requirement for delivery of annual audited financial statements) and (ii) require the delivery of audited financial statements of Holdings and its Subsidiaries for the period beginning on the Closing Date and ending either August 31, 2010 or November 30, 2010 on or prior to November 30, 2010 or February 28, 2011, respectively. In the event that Holdings and its Subsidiaries change their respective fiscal year ends pursuant to this Section 7.12, all baskets and similar limitations to be determined per “fiscal year”, shall be prorated following any such change to reflect the resulting fiscal periods, as determined by the Administrative Agent in its reasonable discretion and reasonably acceptable to the Borrower.

7.13 Sale and Leaseback Transactions. No Loan Party will, nor will it permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Borrower or Subsidiary acquires or completes the construction of such fixed or capital asset, provided that the aggregate amount of sale and leaseback transactions consummated in reliance on this Section 7.13 shall not exceed $25,000,000.

7.14 Swap Contracts. No Loan Party will, nor will it permit any of its Subsidiaries to, enter into any Swap Contract, except as permitted by Section 7.02(d), (e) or (f).

7.15 Capital Expenditures. No Loan Party will, nor will permit any of its Subsidiaries to, make Capital Expenditures in excess of $50,000,000 for each fiscal year of Holdings, provided, that (a) such amount, if not so expended in the fiscal year for which it is permitted, may be carried over (the “Capital Expenditure Carryover Amount”) for expenditure in the next succeeding fiscal year and (b) Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (a) above.

7.16 Pension Plan Compliance. No Loan Party will (a) establish or terminate any Pension Plan or take any other action with respect to any Pension Plan, except where the establishment or termination of, or action with respect to, a Pension Plan, solely or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (b) fail to make full payment when due of all amounts which, under the provisions of any Pension Plan or Multi-Employer Plan, agreement relating thereto or applicable Laws, the Loan Party is required to pay as contributions thereto, except where the failure to make such payments could not reasonably be expected to have a Material Adverse Effect, (c) contribute to or assume an obligation to contribute to any new Multi-Employer Plan or any new Pension Plan that could reasonably be expected to result in any material liability to any Loan Party unless consented to by the Administrative Agent, or permit, or allow any Loan Party to permit, to exist a solvency or wind-up funding deficiency with respect to any Pension Plan which triggers or results in a funding obligation on the part of any Loan Party except where such funding obligation would not reasonably be expected to have a Material Adverse Effect.

7.17 Canadian Status. Holdings shall not, nor shall it permit any Subsidiary to (in each case, solely to the extent such entity is a direct publisher of any newspaper with respect to which limitations on deductibility of advertising expenses pursuant to Section 19 of the ITA (or any related or successor statute addressing deductibility of such advertising expenses) are in effect) fail (after the expiration of any grace periods applicable thereto set forth in the ITA (or any related or successor statute addressing deductibility of such advertising expenses)), with respect to any issue of any such newspaper, to satisfy the applicable requirements of Section 19 of the ITA (or any such related or successor statute) in order for such issue to be a “Canadian issue” of a “Canadian newspaper” as those terms are defined in Section 19 of the ITA (or any similar requirements set forth in Section 19 of the ITA (or any related or successor statute) applicable to the publisher of any newspaper in order for any related advertising expenses to be deductible under the ITA); provided that, with respect to the possible application of subsection 19(8) of the ITA (or any successor or analogous provision), the covenant of Holdings set forth in this Section 7.17 is limited to the extent that it is within Holdings’ control.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. The occurrence and continuance of any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any reimbursement obligation in respect of any LC Disbursement, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05, 6.10, 6.11, 6.13, 6.16 or Article VII or, at any time the weekly reporting requirement under clause (x) or (y) of Section 6.02(d) is in effect, Section 6.02(d); or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days (or, with respect to Section 6.02(d), five days) after the earlier of (i) knowledge by a Responsible Officer of the Borrower or Holdings of such failure or (ii) written notice thereof from the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation or warranty or certification made or deemed made by or on behalf of the Borrower, Holdings or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or false in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (beyond the applicable grace period with respect thereto) (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of the Senior Secured Notes, the Term Loans or in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition, beyond the applicable grace period with respect thereto, relating to the Senior Secured Notes, the Term Loans, or relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto of not less than the Threshold Amount, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of the Senior Secured Notes, the Term Loans or such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries), as applicable, to cause, with the giving of notice or the lapse of time if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made (other than (in the case of any such offer to repurchase, prepayment, defeasance or redemption) to the extent made with proceeds from the Disposition of assets (x) subject to Liens securing such other Indebtedness that have priority to the Liens, if any, on the same assets securing the Obligations hereunder, and (y) subject to Liens securing the Term Loans and with respect to which the applicable Term Loan Lenders decline to accept prepayment in accordance with Section 2.03(b)(v) of the Term Loan Credit Agreement, provided that, in each case, such Disposition is permitted by the terms of such Indebtedness), prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Additional Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the sole Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount. Notwithstanding the foregoing, (1) any conversion of Permitted Convertible Indebtedness by a holder thereof into shares of common stock, cash or a combination of cash and shares of common stock; (2) the rights of holders of such Permitted Convertible Indebtedness to convert into shares of common stock, cash or a combination of cash and shares of common stock; (3) the rights of holders of such Permitted Convertible Indebtedness to require any repurchase by Holdings upon a fundamental change of such Permitted Convertible Indebtedness in cash, and (4) the termination of any of Swap Contract entered into in connection with such Permitted Convertible Indebtedness, shall not constitute an Event of Default; or

(f) Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person(s) and the appointment continues undischarged or unstayed for sixty (60) days; or any proceeding under any Debtor Relief Law relating to any such Person(s) or to all or any material part of their property is instituted without the consent of such Person(s) and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admit in writing their inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person(s) and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof any one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and such judgments or orders shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal within a period of sixty (60) days; or

(i) Invalidity of Loan Documents. Any material portion of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document; or

(j) Change of Control. There occurs any Change of Control.

(k) Collateral Documents. Any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected Lien (with the priority set forth in the ABL Intercreditor Agreement and subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby except to the extent that any such loss of perfection or priority results from limitations of foreign laws, rules and regulations as they apply to pledges of capital stock in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents; or

(l) Subordination. (i) The subordination provisions of the documents evidencing or governing any Indebtedness that is subordinated in right of payment to the Loans (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness other than as a result of the discharge of such subordinated Indebtedness in full; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Agents, the Lenders and the Issuing Banks or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent and/or the Collateral Agent (as applicable) shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) by notice to the Borrower, declare the commitment of each Lender to make Loans (and of any Issuing Bank to issue Letters of Credit) to be terminated, whereupon such commitments and obligation shall be terminated;

(b) by notice to the Borrower, declare the unpaid principal amount of all outstanding Loans, all LC Exposure, all interest accrued and unpaid on any of the foregoing, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Secured Parties all rights and remedies available to it and the Secured Parties under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any Event of Default pursuant to clauses (f) or (g) of Section 8.01, the obligation of each Lender to make Loans (and of any Issuing Bank to issue Letters of Credit) shall automatically terminate, and the unpaid principal amount of all outstanding Loans, all LC Exposure, all interest accrued and unpaid on any of the foregoing and all other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Paying Agent in the following order, subject to the ABL Intercreditor Agreement:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent, Paying Agent and/or the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent, Paying Agent and/or the Collateral Agent in their respective capacities as such under any Loan Document;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, any Issuing Bank or the Swingline Lender (including reasonable fees, charges and disbursements of counsel to the respective Lenders and/or Issuing Banks and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on Protective Advances;

Fourth, to payment of that portion of the Obligations constituting principal on Protective Advances;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans, Swingline Loans and unreimbursed LC Disbursements;

Sixth, to payment of Revolving Loans, Swingline Loans and other LC Disbursements, ratably among the Lenders in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to pay an amount to the Paying Agent equal to 103.75% of the aggregate undrawn face amount of all outstanding Letters of Credit, to be held as cash collateral for such Obligations; and

Eighth, to payment of any other Obligation due to the Paying Agent or any other Secured Party; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

THE ADMINISTRATIVE AGENT; PAYING AGENT; JOINT COLLATERAL AGENTS; OTHER AGENTS

9.01 Appointment and Authority.

(a) Each Secured Party hereby irrevocably designates and appoints the Administrative Agent, Collateral Agent and the Paying Agent, each of them individually as the agent of such Secured Party under this Agreement and the other Loan Documents, and each such Secured Party irrevocably authorizes the Administrative Agent and the Paying Agent and each Secured Party irrevocably authorizes the Collateral Agent, in such capacity, jointly and severally, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent, the Paying Agent or the Collateral Agent, as applicable, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Banking Services Provider and Secured Swap Counterparty hereby irrevocably designates and appoints JPMorgan Chase Bank, N.A. as collateral agent under the Term Loan Credit Agreement, to take such action on its behalf under the provisions of the Term Loan Documents and to exercise such powers and perform such duties as are expressly delegated to JPMorgan Chase Bank, N.A. as collateral agent under the Term Loan Credit Agreement, by the terms of the Term Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent, the Paying Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent, the Paying Agent or the Collateral Agent.

(b) The Administrative Agent, the Paying Agent and the Collateral Agent may execute any of their duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent, the Paying Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care. The Collateral Agent hereby designates Morgan Stanley Canada Limited as its sub-agent to execute the Collateral Agent’s duties under the Mortgages delivered pursuant to Section 4.01(s)(i) on the Closing Date in respect of each Mortgaged Property situated in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba and Ontario.

9.02 Rights as a Lender. Each Person serving as the Administrative Agent, the Paying Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender (to the extent it is then the duly registered owner of any Loans) as any other Lender and may exercise the same as though it were not the Administrative Agent, the Paying Agent or the Collateral Agent, as applicable, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent and/or the Paying Agent and/or the Collateral Agent hereunder solely in its capacity as a Lender. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties and their Affiliates as if such Person were not the Administrative Agent and/or the Paying Agent and/or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. Neither the Administrative Agent, the Paying Agent, the Collateral Agent, the Joint Collateral Agents nor any of their respective officers, directors, employees,

agents, advisors, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent, the Paying Agent, the Collateral Agent, or the Joint Collateral Agents as applicable, under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. Neither the Administrative Agent, the Paying Agent, the Collateral Agent nor the Joint Collateral Agents shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.04 Reliance by Administrative Agent, the Paying Agent, the Collateral Agent and the Joint Collateral Agents. The Administrative Agent, the Paying Agent, the Collateral Agent and the Joint Collateral Agents shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent, the Paying Agent, the Collateral Agent or the Joint Collateral Agents, as applicable. The Administrative Agent, the Paying Agent, the Collateral Agent and the Joint Collateral Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each of the Administrative Agent, the Paying Agent, the Collateral Agent and the Joint Collateral Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent, the Paying Agent, the Collateral Agent and the Joint Collateral Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.05 Delegation of Duties. Each of the Administrative Agent, the Paying Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent, the Paying Agent or the Collateral Agent, as applicable. The Administrative Agent, the Paying Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Paying Agent, the Collateral Agent and any such sub-agents, and shall apply to their respective activities in connection with the syndication of the facility provided for herein as well as activities as Administrative Agent, Paying Agent or Collateral Agent, as applicable.

9.06 Resignation of Administrative Agent, Paying Agent or Collateral Agent. The Administrative Agent, the Paying Agent or the Collateral Agent may resign as Administrative Agent, Paying Agent or Collateral Agent, as applicable, upon 20 days’ notice to the Lenders, the Issuing Bank, the other Agents and the Borrower. If the Administrative Agent, the Paying Agent or the Collateral Agent shall resign as Administrative Agent, Paying Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.01(a) or Section 8.01(f) with respect to the Borrower or Holdings shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, the Paying Agent or the Collateral Agent, as applicable, and the term “Administrative Agent”, “Paying Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s, Paying Agent’s or Collateral Agent’s (as applicable) rights, powers and duties as Administrative Agent, Paying Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent, Paying Agent or Collateral Agent, as applicable, or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent, Paying Agent or Collateral Agent, as applicable, by the date that is 20 days following a retiring Administrative Agent’s, Paying Agent’s or Collateral Agent’s (as applicable) notice of resignation, the retiring Administrative Agent’s, Paying Agent’s or Collateral Agent’s (as applicable) resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent, the Paying Agent or the Collateral Agent (as applicable) hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Notwithstanding the foregoing, Morgan Stanley Senior Funding, Inc., may resign as Paying Agent and appoint Wells Fargo Capital Finance Corporation Canada as Paying Agent and Wells Fargo Capital Finance Corporation Canada shall succeed to the to the rights, powers and duties of the Paying Agent and the term “Paying Agent” shall mean Wells Fargo Capital Finance Corporation Canada effective upon such appointment and Morgan Stanley Senior Funding, Inc.’s rights, powers and duties as Paying Agent shall be terminated without further act on the part of any other party to this Agreement or any holder of the Loans. After any retiring Administrative Agent’s, Paying Agent’s or Collateral Agent’s (as applicable) resignation as Administrative Agent, Paying Agent or Collateral Agent (as applicable), the provisions of this Article 9 and of Section 10.04 shall continue to inure to its benefit.

9.07 Notice of Default. Neither the Administrative Agent, the Paying Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent, the Paying Agent or the Collateral Agent, as the case may be, has received notice from a Lender, another Agent, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent or the Paying Agent receives such a notice, the Administrative Agent or the Paying Agent shall give notice thereof to the Lenders and the Issuing Banks, and in the case of Administrative Agent receiving notice, to the Paying Agent and in the case of the Paying Agent receiving notice, to the Administrative Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.08 Non-Reliance on Administrative Agent, Paying Agent, Collateral Agent and Other Lenders. Each Lender and each Issuing Bank expressly acknowledges that neither the Administrative Agent, the Paying Agent, the Collateral Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys in fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent, the Paying Agent or the Collateral Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent, the Paying Agent or the Collateral Agent to any Lender. Each Lender and each Issuing Bank represents to the Administrative Agent, the Paying Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Paying Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender and each Issuing Bank also represents that it will, independently and without reliance upon the Administrative Agent, the Paying Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent, the Paying Agent or the Collateral Agent hereunder, neither the Administrative Agent, the Paying Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent, the Paying Agent or the Collateral Agent (as applicable) or any of its officers, directors, employees, agents, advisors, attorneys in fact or affiliates.

9.09 Indemnification. The Lenders agree to indemnify the Administrative Agent, the Paying Agent, the Collateral Agent, the Joint Collateral Agents and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.10 No Other Duties, Etc. No Co-Syndication Agent or Co-Documentation Agent shall have any duties or responsibilities hereunder in its capacity as such.

9.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

9.12 Collateral and Guaranty Matters. Each Secured Party hereby further (x) authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents and (y) agrees that all exculpatory provisions set forth in this Article IX shall apply to the Administrative Agent and the Collateral Agent in such capacity and that each reference to a Lender or Lenders in such exculpatory provisions shall be deemed to include such Secured Party. The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document with respect to the Collateral Documents, and the security interest created thereunder for the benefit of the Secured Parties, in its capacity as Collateral Agent. The exculpatory provisions of this Article shall apply to the Collateral Agent, and shall apply to its activities in its capacity as Collateral Agent.

Each Secured Party irrevocably authorizes the Collateral Agent and/or the Administrative Agent (as applicable), at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations) and termination of all the Commitments, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01; and

(b) to release any Guarantor from its obligations under the Guaranty if such Person becomes an Excluded Subsidiary or ceases to be a Subsidiary of Holdings as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent or the Collateral Agent (as applicable) at any time, the Required Lenders will confirm in writing the Administrative Agent’s or Collateral Agent’s (as applicable) authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.12. In each case as specified in this Section 9.12, the Administrative Agent and/or the Collateral Agent (as applicable) will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such property, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.12.

9.13 Authorization for Intercreditor Agreement. The Lenders irrevocably authorize the Collateral Agent to enter into and perform its obligations under the ABL Intercreditor Agreement and any amendments, restatements, supplements or other modifications thereto approved in accordance with the terms thereof.

9.14 Quebec Security. For greater certainty, and without limiting the powers of the Administrative Agent, the Collateral Agent or any other Person acting as an agent or mandatary for the Administrative Agent or the Collateral Agent hereunder or under any of the other Loan Documents, the Borrower hereby acknowledges that, for purposes of holding any security granted by the Borrower or any other Loan Party on property pursuant to the laws of the Province of Quebec to secure obligations of the Borrower or any other Loan Party under any bond or debenture, Morgan Stanley Senior Funding, Inc. shall be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Secured Parties and in particular for all present and future holders of any such bond or debenture. Each Lender hereby irrevocably constitutes, to the extent necessary, Morgan Stanley Senior Funding, Inc. as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by the Borrower or any other Loan Party in the Province of Quebec to secure the obligations of the Borrower or any other Loan Party under any bond or debenture issued by the Borrower or any other Loan Party. Each assignee of a Lender shall be deemed to have confirmed and ratified the constitution of Morgan Stanley Senior Funding, Inc. as the holder of such irrevocable power of attorney (fondé de pouvoir) by execution of an Assignment and Assumption or any other document pursuant to which they become a party to this Agreement. Notwithstanding the provisions of section 32 of the An Act respecting the special powers of legal persons (Quebec), Morgan Stanley Senior Funding, Inc. may acquire and be the holder of any bond or debenture. The Borrower hereby acknowledges that such bond or debenture constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec. The execution by Morgan Stanley Senior Funding, Inc. as fondé de pouvoir of any deeds of hypothec or other documents prior to the date hereof is hereby ratified and confirmed. Each Lender and the Borrower also agree that the each of the Administrative Agent and the Collateral Agent may hold any bond or debenture issued by the Borrower or any other Loan Party, including as named bondholder or debentureholder or as the Person holding on behalf of the Lenders, in accordance with Article 2705 of the Civil Code of Quebec, any bond or debenture pledged in favour of the Lenders. Morgan Stanley Senior Funding, Inc. acting as fondé de pouvoir shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Administrative Agent and/or the Collateral Agent in this Agreement, which shall apply mutatis mutandis to Morgan Stanley Senior Funding, Inc. acting as fondé de pouvoir. Without limitation, the provisions of Section 9.06 shall apply mutatis mutandis to the resignation and appointment of a successor to Morgan Stanley Senior Funding, Inc. acting as fondé de pouvoir.

9.15 The Joint Collateral Agents. Each of the Lenders hereby irrevocably appoints the Joint Collateral Agents as its agent hereunder and under the other Loan Documents and authorizes the Joint Collateral Agents to take such actions on its behalf and to exercise such powers as are delegated to the Joint Collateral Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Each of the banks serving as a Joint Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not a Joint Collateral Agent, and such Lender and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not a Joint Collateral Agent hereunder.

The Joint Collateral Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Joint Collateral Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Joint Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers except as expressly set forth in this Agreement and (c) except as expressly set forth in the Loan Documents, no Joint Collateral Agent shall have any duty to disclose, nor shall be liable for the failure to disclose, any information relating to any Loan Party or any of the Subsidiaries that is communicated to or obtained by any bank serving as a Joint Collateral Agent or any of its Affiliates in any capacity. No Joint Collateral Agent shall be liable for any action taken nor not taken by it in the absence of its own gross negligence or willful misconduct. No Joint Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the adequacy, accuracy or completeness of any information (whether oral or written) set forth or in connection with any Loan Document, (v) the legality, the validity, enforceability, effectiveness, adequacy or genuineness of any Loan Document or any other agreement, instrument or document, (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vii) the satisfaction of any condition set forth in Section 4.01 or 4.02 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Joint Collateral Agents.

The Joint Collateral Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any representation, notice, request, certificate, consent, statement, instrument, document or other writing or communication believed by it to be genuine, correct and to have been authorized, signed or sent by the proper Person. The Joint Collateral Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by them, in their Permitted Discretion, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Joint Collateral Agents may perform any and all their duties and exercise their rights and powers by or through any one or more sub-agents appointed by either Joint Collateral Agent. The Joint Collateral Agents and any such sub-agent may perform any and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Joint Collateral Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Joint Collateral Agents.

Notwithstanding anything to the contrary set forth herein, all determinations of the Joint Collateral Agents under the Loan Documents shall be made jointly by the Joint Collateral Agents, provided that, in the event that the Joint Collateral Agents cannot agree on any matter to be determined by Joint Collateral Agents, the determination shall be made by the individual Joint Collateral Agent asserting the most conservative credit judgment or declining to permit the requested action for which consent is being sought by the applicable Loan Party. This provision shall be binding upon any successor to a Joint Collateral Agent.

Any or all of the Joint Collateral Agents may resign at any time by notifying the other Joint Collateral Agents, if any, the Administrative Agent and the Borrower. Upon any such resignation, the remaining Joint Collateral Agent (the “Remaining Joint Collateral Agent”) shall perform all of the functions of the Joint Collateral Agents, and the retiring Joint Collateral Agent shall be discharged from its duties and obligations hereunder. If both Joint Collateral Agents shall resign substantially simultaneously, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld), to appoint one successor joint collateral agent, who shall be the sole successor joint collateral agent hereunder (the “Sole Successor Joint Collateral Agent”). If a Sole Successor Joint Collateral Agent has not been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after both Joint Collateral Agents have given their notice of such resignation, then the retiring Joint Collateral Agents may, on behalf of the Lenders, appoint a Sole Successor Joint Collateral Agent which shall be a commercial bank or an Affiliate of any such commercial bank. If no successor agent has accepted appointment as Sole Successor Joint Collateral Agent by the date that is 35 days following the Joint Collateral Agents’ notices of resignation, such resignations shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Sole Successor Joint Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of its appointment as Sole Successor Joint Collateral Agent, such Person shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring (or retired) Joint Collateral Agents, and the retiring Joint Collateral Agent shall be discharged from the duties and obligations hereunder.

The fees payable by to the Remaining Joint Collateral Agent or the Sole Successor Joint Collateral Agent shall be the same as those payable to the Joint Collateral Agents unless otherwise agreed between the Borrower and such Remaining Joint Collateral Agent, or Sole Successor Joint Collateral Agent, as the case may be. After any Joint Collateral Agent’s resignation hereunder, the provisions of this Article, Section 3.01(e) and Section 10.04 shall continue in effect for the benefit of such retiring Joint Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Joint Collateral Agent.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. (a) Amendments, Waivers and Consents. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and Holdings, the Borrower and any other applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) increase the Revolving Commitment of any Lender without the written consent of such Lender;

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) or LC Disbursement or postpone the scheduled date of expiration of any Revolving Commitment hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01(a)) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv) change any provision of this Section 10.01 or the definition of “Required Lenders” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(v) except in connection with a Disposition permitted under Section 7.03 or as set forth in Section 9.12(b), release all or substantially all of the value of the Guaranty, without the written consent of each Lender; or

(vi) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of each Lender; or

(vii) increase the advance rates set forth in the definitions of Borrowing Base, without the written consent of each Lender; or

(viii) amend, waive or otherwise modify any provision of Section 7.07, without the consent of the Supermajority Lenders and each Joint Collateral Agent; or

(ix) add new categories of eligible assets or make changes affecting any Borrowing Base eligibility criteria that have the effect of increasing Aggregate Availability without the written consent of the Joint Collateral Agents and the Supermajority Lenders; or

(x) waive a Default or Event of Default pursuant to clauses (a), (e) or (f) of Section 8.01, without the consent of the Required Lenders and each Joint Collateral Agent; or

(xi) amend, waive or otherwise modify any provision of Section 8.03, without the consent of the Required Lenders and each Joint Collateral Agent; or

(xii) amend, waive or otherwise modify any provision of the ABL Intercreditor Agreement, without the consent of the Required Lenders and each Joint Collateral Agent;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, the Paying Agent, the Collateral Agent, the Joint Collateral Agents, the Swingline Lender or the Issuing Banks, as applicable, in addition to the Lenders required above, affect the rights or duties of the Administrative Agent, the Paying Agent, the Collateral Agent, the Joint Collateral Agents, the Swingline Lender or the Issuing Banks, as applicable, under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Supermajority Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

(b) Limitation on Rights of Affiliated Lenders. No Affiliated Lender, in its capacity as a Lender, shall have any right:

(i) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document, except as set forth in the first proviso of Section 10.01(a);

(ii) to require the Administrative Agent, the Paying Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document;

(iii) to attend any meeting with any Agent or Lender or receive any information from any Agent or Lender, in each case in respect of this Agreement, any other Loan Document or the Loans;

(iv) to make or bring any claim, in its capacity as a Lender, against the any Agent or any other Lender with respect to its duties and obligations of such Persons under the Loan Documents; or

(v) to support or vote in favor of any reorganization plan of the Borrower (and will be deemed to have voted to reject any plan of reorganization of the Borrower) unless such plan is accepted by the Required Lenders, which for these purposes shall be calculated only with respect to the interests of Lenders other than Holdings and the Affiliated Lenders, and will support and vote in favor of any plan of reorganization of the Borrower (and will be deemed to have voted to support any plan of organization of the Borrower) accepted by the Required Lenders, which for these purposes shall be calculated only with respect to the interests of Lenders other than Holdings and the Affiliated Lenders;

provided, that no amendment, modification, consent or waiver shall (A) deprive any Affiliated Lender, in its capacity as a Lender, of its share of any payments which Lenders are entitled to share on a pro rata basis hereunder, or (B) affect any Affiliated Lender, in its capacity as a Lender, in a manner that is materially disproportionate to the effect of such amendment, modification, consent or waiver on other Lenders of the same class.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone and except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower, the Administrative Agent, the Paying Agent, the Collateral Agent, the Joint Collateral Agents or the Issuing Banks, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent or the Paying Agent, as applicable, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Paying Agent or the Administrative Agent, as applicable, that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the

Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Holdings’, the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower, the Administrative Agent, the Paying Agent, the Collateral Agent, the Joint Collateral Agents and the Issuing Banks may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent and the Paying Agent from time to time to ensure that each of the Administrative Agent and the Paying Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, Paying Agent, Collateral Agent, Issuing Banks and Lenders. The Administrative Agent, the Paying Agent, the Collateral Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Conversion Notices) given by any Responsible Official of Holdings or the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each of Holdings and the Borrower shall indemnify the Administrative Agent, the Paying Agent, the Collateral Agent, each Lender and the Related Parties of each of them from all direct out-of-pocket losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice given by any Responsible Official of Holdings or the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent or the Paying Agent may be recorded by the Administrative Agent or the Paying Agent, respectively, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender, any Issuing Bank, the Administrative Agent, the Paying Agent, any Joint Collateral Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and/or the Collateral Agent (as applicable) in accordance with Section 8.02 for the benefit of the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent, the Paying Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent, the Paying Agent or Collateral Agent, as applicable)

hereunder and under the other Loan Documents, (b) any Lender from exercising set-off rights in accordance with Section 10.03 (subject to the terms of Section 2.13) or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent or Collateral Agent, as applicable, hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent or the Collateral Agent, as the case may be, pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. For the avoidance of doubt, it is understood and agreed that nothing herein shall limit or otherwise restrict the enforcement by any Lender of any other rights and remedies such Lender may have under applicable law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent), in connection with the syndication of the facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder or (iii) all reasonable and documented out of pocket expenses incurred by any Agent, any Issuing Bank or any Lender (including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent and one counsel for all of the Lenders plus in each case one local counsel per applicable jurisdiction) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Holdings and the Borrower. Each of Holdings and the Borrower shall indemnify the Administrative Agent, the Paying Agent, the Collateral Agent (and any sub-agent of either of the foregoing), each Lender, each Joint Collateral Agent, the Issuing Banks and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Holdings, the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent, the Paying Agent and the Collateral Agent (and any sub-agent of the foregoing) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the

Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that any of the Loan Parties for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent, the Paying Agent or the Collateral Agent (or any sub-agent of the foregoing), any Issuing Bank, any Joint Collateral Agent or any Related Party of any of the foregoing, but without limiting the obligation of Holdings and the Borrower to do so, each Lender severally agrees to pay to the Administrative Agent, the Paying Agent or the Collateral Agent (or any such sub-agent) or such Issuing Bank, such Joint Collateral Agent or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Paying Agent or the Collateral Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent, the Paying Agent or Collateral Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Paying Agent and/or the Collateral Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Paying Agent or any Lender, or the Paying Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Paying Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Paying Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Paying Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Paying Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of each Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Paying Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500 provided, however, that the Paying Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Paying Agent an Administrative Questionnaire.

(v) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vi) No assignment to Holdings or any Affiliated Lender. No such assignment shall be made to Holdings or any Affiliated Lender if after giving effect thereto (i) the Revolving Exposure held collectively by Holdings and any Affiliated Lender exceeds 25% of the Aggregate Revolving Exposure or (ii) such Affiliated Lender is not a bona fide diversified fund with significant debt investments managed by a Person with fiduciary duties owed to such fund. This clause (vi) shall not apply to assignments made by the Administrative Agent in connection with the initial syndication of the Loans.

(vii) Restrictions on Assignments to Tax Related Parties. Without the consent of the Administrative Agent, no such assignment shall be made to any Lender, if after giving effect to such Assignment, the Lender bears a relationship to the Borrower described in Section 108(e)(4) of the Code; provided that consent shall not be required to the extent the Borrower is able to establish to the reasonable satisfaction of the Administrative Agent that, as a result of such assignment, the assigned portion of the Loan will not have original issue discount for U.S. federal income tax purposes, or will have an amount of original issue discount for U.S. federal income tax purposes that is exactly equal to the amount of original issue discount, if any, on the remaining Loan.

Subject to acceptance and recording thereof by the Paying Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee

Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Paying Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Paying Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Paying Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Paying Agent or the Administrative Agent or the Issuing Banks, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Paying Agent, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) no such participations shall be made to any Participant, without the consent of the Administrative Agent, if after giving effect to such participation, the Participant bears a relationship to the Borrower described in Section 108(e)(4) of the Code; provided further that consent shall not be required to the extent the Borrower is able to establish to the reasonable satisfaction of the Paying Agent that, as a result of such participation, the participated portion of the Loan will not have original issue discount for U.S. federal income tax purposes, or will have an amount of original issue discount for U.S. federal income tax purposes that is exactly equal to the amount of original issue discount, if any, on the remaining Loan. Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan for all purposes of this Agreement notwithstanding any notice to the contrary. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b) so long as the Participant provides documentation required under Section 3.01 as if it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Paying Agent, each Issuing Bank and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (subject to the Confidentiality restrictions of this Section 10.07) (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees with a need to know, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent lawfully requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Paying Agent any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings or the Borrower. Each of the Administrative Agent, the Paying Agent, each Issuing Bank and each Lender further agrees to use the Information solely in connection with the extension of its Commitments under this Agreement and the exercise of its rights and discharge of its obligations hereunder and under the other Loan Documents.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Agent, any Issuing Banks or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The confidentiality provisions set forth in this Section shall terminate two years following the date on which all Obligations hereunder (other than contingent indemnification and expense reimbursement obligations not due and payable) have been paid in full.

Each of the Agents and the Lenders acknowledges that (a) the Information may include material non-public information concerning Holdings, the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Canadian Federal and provincial and U.S. Federal and state securities Laws.

10.08 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender that are then due and payable (after the expiration of all applicable cure and grace periods), irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Paying Agent and the Administrative Agent promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Paying Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate or would result in receipt by that lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Paying Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If (i) any Lender or any Issuing Bank requests compensation under Section 3.04, (ii) Borrower is required to pay any additional amount to any Lender, any Issuing Bank or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Supermajority Lenders as provided in Section 10.01 but requires unanimous consent of all Lenders or all Lenders affected thereby (as applicable), (iv) any Lender is a Defaulting Lender or (v) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Paying Agent, require such Lender or such Issuing Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee or another Issuing Bank that shall assume such obligations (which assignee shall be reasonably acceptable to Borrower and may be another Lender, if such other Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Paying Agent the assignment fee specified in Section 10.06(b);

(b) such Lender or such Issuing Bank shall have received payment of an amount equal to the outstanding principal of its Loans, LC Disbursements and participations in LC Disbursements and Swingline Loans (as applicable to the extent funded), accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK

COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. THE BORROWER HEREBY AGREES THAT SERVICE OF ALL WRITS, PROCESS AND SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING BROUGHT UNDER THE LOAN DOCUMENTS IN THE STATE OF NEW YORK MAY BE MADE UPON CT CORPORATION, PRESENTLY LOCATED AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011 (THE “PROCESS AGENT”), AND THE BORROWER HEREBY CONFIRMS AND AGREES THAT THE PROCESS AGENT HAS BEEN DULY AND IRREVOCABLY APPOINTED AS ITS AGENT AND TRUE AND LAWFUL ATTORNEY-IN-FACT IN ITS NAME, PLACE AND STEAD TO ACCEPT SUCH SERVICE OF ANY AND ALL SUCH WRITS, PROCESS AND SUMMONSES, AND AGREES THAT THE FAILURE OF THE PROCESS AGENT TO GIVE ANY NOTICE OF ANY SUCH SERVICE OF PROCESS TO THE BORROWER SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY JUDGMENT BASED THEREON.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO

ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each of Holdings and the Borrower acknowledges and agrees that (except as expressly set forth in an engagement letter between Holdings or the Borrower and J.P. Morgan Securities Inc. or the Administrative Agent): (i) the facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Holdings, the Borrower, or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Holdings or the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Arranger has advised or is currently advising Holdings or the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor any Arranger has any obligation to Holdings or the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings or the Borrower and their Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and Holdings and the Borrower have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of Holdings and the Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

10.18 Anti-Money Laundering Legislation. (a) Each of Holdings and the Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding Holdings, the Borrower, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of Holdings and the Borrower, and the transactions contemplated hereby. Each of Holdings and the Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assignee or participant of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If the Administrative Agent has ascertained the identity of Holdings or the Borrower or any authorized signatories of Holdings or the Borrower for the purposes of applicable AML Legislation, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of Holdings or the Borrower or any authorized signatories of Holdings or the Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from Holdings or the Borrower or any such authorized signatory in doing so.

10.19 Intercreditor Arrangements. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to the Collateral Documents and the exercise of any right or remedy by the Administrative Agent, Paying Agent, or the Collateral Agent hereunder or under any other Loan Document are subject to the provisions of the ABL Intercreditor Agreement. In the event of any conflict between the terms of the ABL Intercreditor Agreement, this Agreement and any other Loan Document with respect to any right or remedy of the Secured Parties relating to the Collateral, the terms of the ABL Intercreditor Agreement shall govern and control. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Administrative Agent, Paying Agent and the Collateral Agent (and the Lenders) with respect to the Collateral shall be subject to the terms of the ABL Intercreditor Agreement, and any obligation of any Loan Party hereunder or under any other Loan Document with respect to the delivery or control of any ABL Priority Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case in connection with any ABL Priority Collateral, shall be deemed to be satisfied if such Loan Party complies with the requirements of the similar provision of the applicable ABL Document.

ARTICLE XI

GUARANTY

11.01 Guaranty. Each Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all reasonable out-of-pocket costs and reasonable expenses including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent, the Paying Agent, the Collateral Agent and the Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrower or any Guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”). Each Guarantor further agrees that the

Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

11.02 Guaranty of Payment. This Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Administrative Agent, the Paying Agent or any Lender to sue the Borrower, any Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

11.03 No Discharge or Diminishment of Guaranty. (a) Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Secured Party, or any other person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(a) Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Collateral Agent or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

11.04 Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The Collateral Agent may, at its election, realize upon or otherwise dispose of any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.

11.05 Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until all Guaranteed Obligations (other than contingent indemnification and expense reimbursement obligations not due and payable) have been paid in full.

11.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Paying Agent, the Issuing Banks and the Lenders are in possession of this Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Lender.

11.07 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that neither the Administrative Agent nor any Secured Party shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

11.08 Maximum Liability. The provisions of this Guaranty are severable, and in any action or proceeding involving any corporate law, or any provincial, state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance, invalidity or unenforceability under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

11.09 Contribution. In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article XI, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of all of the Administrative Agent, the Secured Parties and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

11.10 Liability Cumulative. The liability of each Loan Party as a Guarantor under this Article XI is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent and the Secured Parties under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

POSTMEDIA NETWORK INC.

By:	/s/ Paul Godfrey
Name:	Paul Godfrey
Title:	President and Chief Executive Officer

POSTMEDIA NETWORK CANADA CORP.

By:	/s/ Paul Godfrey
Name:	Paul Godfrey
Title:	President and Chief Executive Officer

[Signature page to Revolving Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC. as Administrative Agent, Collateral Agent, Joint Collateral Agent, Co-Syndication Agent and Paying Agent

By:	/s/ Lisa M. Hanson
Name:	Lisa M. Hanson
Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A. as Lender

By:	/s/ Steve King
Name:	Steve King
Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A. as Co-Syndication Agent and as Lender

By:	/s/ Peter B. Thauer
Name:	Peter B. Thauer
Title:	Executive Director

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA as Joint Collateral Agent, Co-Documentation Agent and as Lender

By:	/s/ Christopher S. Hudik
Name:	Christopher S. Hudik
Title:	VP

[Signature page to Revolving Credit Agreement]

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BANK OF MONTREAL

By:	/s/ Martin Stevenson
Name:	Martin Stevenson
Title:	Director

CIBC ASSET-BASED LENDING INC.

By:	/s/ Donald Rogers
Name:	Donald Rogers
Title:	Senior Director

CIBC ASSET-BASED LENDING INC.

By:	/s/ Blair Cowan
Name:	Blair Cowan
Title:	VP

ROYAL BANK OF CANADA as Co-Documentation Agent and Lender

By:	/s/ Thomas Paton
Name:	Thomas Paton
Title:	Authorized Signatory

THE BANK OF NOVA SCOTIA

By:	/s/ Daniel Grouix
Name:	Daniel Grouix
Title:	Managing Director

THE BANK OF NOVA SCOTIA

By:	/s/ Heather Wylie
Name:	Heather Wylie
Title:	Director

THE TORONTO-DOMINION BANK

By:	/s/ Aaron Turner
Name:	Aaron Turner
Title:	Vice President and Relationship Manager

THE TORONTO-DOMINION BANK

By:	/s/ Darcy Mack
Name:	Darcy Mack
Title:	VP

[Signature page to Revolving Credit Agreement]

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